Exhibit 10.5

EXECUTION VERSION

SECOND AMENDED AND RESTATED HOME IMPROVEMENT LOAN PROGRAM AGREEMENT

between

CROSS RIVER BANK,

SUNLIGHT FINANCIAL LLC

and

SL FINANCIAL HOLDINGS INC., as Guarantor

Dated as of

December 6, 2023

i

ii

Exhibits

Exhibit A	Program Terms
Exhibit B	Credit Policy and Underwriting Requirements
Exhibit C	Compliance Guidelines
Exhibit D	Charge Off Guidelines
Exhibit E	Retained Loan Allocation Method
Exhibit F	List of Products

Schedules

Schedule 3.1(k)	Reporting Data Fields
Schedule 3.1(n)	Sunlight Audit and Monitoring Program
Schedule 9.1(s)	Insurance

iii

SECOND AMENDED AND RESTATED HOME IMPROVEMENT LOAN PROGRAM AGREEMENT

THIS SECOND AMENED AND RESTATED HOME IMPROVEMENT LOAN PROGRAM AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of December 6, 2023 (the “Effective Date”), by and between CROSS RIVER BANK, an FDIC-insured New Jersey state chartered bank (“Bank”) and SUNLIGHT FINANCIAL LLC, a Delaware limited liability company (“Sunlight”) and SL FINANCIAL HOLDINGS INC., a Delaware corporation (“Guarantor”), amending and restating that certain First Amended and Restated Loan Program Agreement by and between Bank and Sunlight dated as of April 25, 2023 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Old Agreement”).

WHEREAS, Bank is an FDIC-insured New Jersey state-chartered bank with the authority to originate consumer loans throughout the United States of America;

WHEREAS, Bank desires to originate consumer loans to finance the sale, construction and/or installation of certain home improvement projects or equipment (“Improvements”);

WHEREAS, Sunlight is in the business of facilitating such loans by, inter alia, entering into agreements (“Dealer Agreements”) with companies engaged directly in the sale, construction and/or installation of Improvements (individually a “Dealer” and, collectively, “Dealers”); and

WHEREAS, the parties wish to amend and restate the Old Agreement with this Agreement, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements contained herein, for good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

Section 1.1      Definitions. In addition to definitions provided for other terms elsewhere in this Agreement and except as otherwise specifically indicated, the following terms shall have the indicated meanings set forth in this Section 1.1. Terms not defined herein shall have the meanings attributed to them in the Loan Sale Agreement.

“1-Month SOFR” means, with respect to any day of determination (such day, the “Periodic SOFR Determination Day”), the SOFR Reference Rate on the Periodic SOFR Determination Day that is three (3) U.S. Government Securities Business Days prior to the first day of such month, as such rate is published by the SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic SOFR Determination Day the SOFR Reference Rate for the applicable tenor has not been published by the SOFR Administrator, then 1-Month SOFR will be the SOFR Reference Rate as published by the SOFR Administrator on the first preceding Business Day for which such SOFR Reference Rate for such tenor was published by the SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic SOFR Determination Day.

“ACH” means automated clearing house.

“Account” means the bank account as designated by the relevant party from time to time in writing to the other party hereunder.

“Advertising Materials” means any materials used by Dealers or by Sunlight to advertise or promote the Program or Loans to consumers, including, advertisements, direct mail pieces, brochures, website materials and any other similar materials.

“Administration Agreement” means that certain Amended and Restated Administrative Services Agreement, dated as of the First Restatement Date, by and between Bank and Sunlight relating to the servicing of the Retained Loans.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person; provided that, with respect to Sunlight Financial LLC and its Subsidiaries (the “Sunlight Companies”), no other entity owned by any investment firm, fund, company or other entity that is a direct or indirect member or shareholder of such Sunlight Company shall be an Affiliate of any Sunlight Company. As used in this definition of Affiliate, the term “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through ownership of such Person’s voting securities, by contract or otherwise, and the terms “affiliated”, “controlling” and “controlled” have correlative meanings.

“Aggregate Monthly Fees” means, as of any date of determination, the aggregate amount of all Monthly Fees due and payable in respect of the Non-Portfolio Loans for the immediately preceding month.

“Agreement” means this Second Amended and Restated Home Improvement Loan Program Agreement, including all schedules and exhibits hereto, as the same may be amended or supplemented from time to time.

“Allocation Method” means the method of allocating Loans to Bank in any given month based on the requirements set forth in Exhibit E, which may be updated from time to time as may be agreed to by Bank and Sunlight

“Annual Projections” is defined in Section 3.1(l).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Sunlight or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” is defined in Section 9.1(m).

“Applicable Laws” means all federal, state and local laws, statutes, ordinances, regulations and orders, together with all rules and guidelines established by self-regulatory organizations, including the NACHA, or government sponsored entities, applicable to a party or relating to or affecting any aspect of the Program (including, without limitation, the Loans), consumer credit laws, rules and regulations, and all requirements of any Regulatory Authority having jurisdiction over any party hereto or any activity provided for in this Agreement or any other Program Document, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement. Without limitation of the foregoing, “Applicable Laws” shall include all Rules and any regulations, policy statements, “Guidance” and any similar pronouncement of a Regulatory Authority applicable to the acts of Bank, Sunlight or a Third Party Service Provider as they relate to the Program or a party’s performance of its obligations under the Program Documents.

“Arix” means the system that Bank uses to originate and fund Loans under this Agreement.

“Bank” means Cross River Bank.

“Bank Allocation Percentage” has the meaning set forth in the Exhibit A.

“Bank Cap” means, with respect to the aggregate principal balance of the Total Loans held by Bank as of the last day of any calendar month, [TEXT REDACTED].

“Borrower” means, with respect to any Loan, each Person who is a borrower under such Loan and each other obligor (including any co-signor or guarantor) of the payment obligation for such Loan.

“Business Day” means any day upon which New Jersey state banks are open for business but excluding Saturdays and Sundays.

“Cash Collateral Account” has the meaning specified in the Solar Loan Program Agreement.

“Cash Collateral Amount” means, on any date of determination, the amount on deposit in the Cash Collateral Account, as of such date.

“Charge Off Guidelines” means those guidelines set forth in Exhibit D (as Exhibit D may be modified from time to time in accordance with Section 3.1(dd)).

“Confidential Information” is defined in Section 10.4.

“Convertible Note Financing” has the meaning specified in the Solar Loan Program Agreement.

“Cost Basis” means, as of any date of determination, for any Loan, the sum of (a) the unpaid principal balance of such Loan, minus (b) the applicable Dealer Discount.

“Credit Model Documentation” means all documentation concerning the Credit Model Policy.

“Credit Model Policy” means Sunlight’s policies and procedures regarding its model risk management, which shall include (i) development processes and procedures, (ii) testing/validation processes, (iii) validation frequency, (iv) monitoring of Third Party Service Providers, but in any event, no less restrictive than provided for in FDIC FIL 22, as such guidance may be updated from time to time.

“Credit Policy” means the credit requirements of Bank as set forth in the Program Guidelines to be used by Sunlight in reviewing all Loan Applications on behalf of Bank.

“Customer Information” means all information concerning Borrowers and Loan Applicants, including “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act of 1999 and implementing regulations, including all nonpublic personal information of or related to customers or consumers of either party or any Dealer, including but not limited to names, addresses, telephone numbers, account numbers, customer lists, credit scores, and account information, financial information and transaction information, consumer reports and information derived from consumer reports, that is subject to protection from publication under Applicable Law, including without limitation (i) any and all medical or personal information handled by Sunlight in connection with the Program that is required to be treated as confidential or non-disclosable pursuant to the Health Insurance Portability & Accountability Act of 1996, as amended, including the rules and regulations thereunder, and the related privacy and security provisions of the Health Information Technology for Economic and Clinical Health Act of 2009, as amended, including the rules and regulations thereunder; and (ii) any and all Borrower data handled by Sunlight in connection with the Program required to be treated as confidential or otherwise subject to the control objectives of the Payment Card Industry Data Security Standard, as amended, including the rules and regulations thereunder.

“Daily Fees” means, with respect to each Non-Portfolio Loan on any day, the product of (A) 1/365 and (B) the aggregate of the following (1) the product of (a) the greater of 1-Month SOFR (expressed as basis points) for such day and the Minimum SOFR Rate (expressed as basis points), multiplied by (b) Cost Basis of such Loan on such day plus (2) (a) the Tier Charge (expressed as basis points) with respect to such Loan; it being understood that Non-Portfolio Loans outstanding on any day will be allocated to each Tier on each day in chronological order such that Non-Portfolio Loans with an earlier origination date will be allocated as Tier 1 Loans until the aggregate outstanding principal balance of Non-Portfolio Loans so allocated as Tier 1 Loans equals the maximum principal balance for such tier, then the remaining unallocated Non-Portfolio Loans with the earliest origination dates will be allocated as Tier 2 Loans until the aggregate outstanding principal balance of Non-Portfolio Loans so allocated equals the maximum principal balance for such tier.

“Dealer” is defined in the Recitals.

“Dealer Agreement” is defined in the Recitals.

“Dealer Discount” is defined in Section 5.1.

“Delegated Authorities” is defined in Section 3.1(u).

“Disbursement Schedule” means a schedule of Loan attributes provided to Bank by Sunlight with respect to a Dealer or Dealers and the Loan Proceeds to which such Dealer(s) is entitled. The Disbursement Schedule shall contain (i) a list of all Loan Applicants who meet the eligibility criteria set forth in the Program Guidelines, for whom Bank is requested to establish Loan Accounts; (ii) the funding amount, and the principal amount, the applicable term and interest rate and Loan Proceeds for each such Loan; (iii) all information necessary for the transfer of the Loan Proceeds pursuant to Section 5.3 hereof; and (iv) such other information as shall be reasonably requested by Bank and mutually agreed to by the parties hereto.

“Effective Date” is defined in the preamble to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Excluded Non-Portfolio Loan” means a Non-Portfolio Loan (a) that has been charged off by Bank or Servicer or (b) as to which there has been a breach of representation, warranty or other obligation by the related Installer, or the related Installer is not reasonably expected to timely perform its obligations under the related contract (as determined by Sunlight or Bank).

“Exit Fee” means, in connection with any sale of Loans (other than any sale to Sunlight or an Affiliate of Sunlight), an amount equal to [TEXT REDACTED] of the outstanding principal balance of the Loans sold in such sale.

“FCRA” is defined in Section 3.1(g).

“FDIC” means the Federal Deposit Insurance Corporation.

“First Restatement Date” means April 25, 2023.

“Funding Date” means any day on which Bank receives a Disbursement Schedule from Sunlight pursuant to Section 5.3; provided, however, that if Bank receives any such Disbursement Schedule after 12:00 pm (eastern time) on any Business Day, the Funding Date shall be the immediately succeeding Business Day.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a materially consistent basis.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise), including the Office of the Comptroller of the Currency, the U.S. Department of Justice, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Consumer Financial Protection Bureau, and the New Jersey Department of Banking and Insurance, whether now or hereafter in existence, including any Regulatory Authority.

“Government List” means (i) the Annex to Presidential Executive Order 13224 (Sept. 23, 2001), (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/ downloads/t11sdn.pdf or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that Bank notifies Sunlight in writing is now included in “Government List”.

“Grace Period” means, with respect to any calendar month, the first seven (7) Business Days in the following calendar month.

“Greenbacker” has the meaning set forth in the Solar Loan Program Agreement.

“Greenbacker Equity Investment” has the meaning set forth in the Solar Loan Program Agreement.

“Guarantor” means SL Financial Holdings Inc.

“Improvements” is defined in the Recitals.

“Indemnified Party” is defined in Section 10.1(d).

“Indemnifying Party” is defined in Section 10.1(d).

“Information Security Incident” is defined in Section 10.5.

“Initial Term” is defined in Section 7.1.

“Insolvent” means, with respect to any specified Person, the failure by such Person to pay its debts in the ordinary course of business, the inability of such Person to pay its debts as they come due or the condition whereby the sum of such Person’s debts is greater than the sum of its assets.

“Intellectual Property Rights” means all intellectual property rights of any kind, worldwide, including without limitation, utility patents, design patents, utility models, and all applications for the foregoing; Marks; published and unpublished works of authorship; registered and unregistered copyrights, and all registrations and applications for the foregoing; software, technology, and documentation; and trade secrets, technical information, business information, ideas, inventions, know-how and other confidential and proprietary information, in whatever form.

“Lien” means, any mortgage, pledge, security interest, encumbrance, minimum or compensating deposit arrangement, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof (including Capital Leases), and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

“Loan” or “Loan Account” means a consumer loan made by Bank to a Borrower under the Program.

“Loan Account Agreement” means, with respect to a Loan, the document or documents containing the terms and conditions of such Loan, including the Pricing Information and Disclosure Statement (if any), the Note and the Privacy Notice.

“Loan Applicant” means a prospective Borrower who has completed a Loan Application for a Loan.

“Loan Application” means the completed paper document or electronic application submitted by a Loan Applicant when requesting a Loan, together with any exhibits and ancillary materials.

“Loan Documents” mean, collectively, with respect to any Loan, the Loan Account Agreement, the Loan Application and any other documents signed by Borrowers in connection with such Loan.

“Loan Proceeds” means, for any Loan, the principal amount of such Loan less the related Dealer Discount.

“Loan Purchaser” means any Person who is a purchaser party to a Loan Sale Agreement.

“Loan Sale Agreement” means any agreement pursuant to which Bank agrees to sell any Loan originated under the Program to a Loan Purchaser.

“Losses” means all out-of-pocket costs, damages, losses, fines, penalties, judgments, settlements and expenses whatsoever, including, without limitation, outside attorneys’ fees and disbursements and court costs reasonably incurred by an Indemnified Party.

“Marks” means trademarks, trade names, service marks, logos, brands, corporate names, trade dress, domain names, social media user names, and other source identifiers or indicia of goods or services, whether registered or unregistered, and all registrations and applications for registration of the foregoing, and all issuances, extensions, and renewals of such registrations and applications, and all goodwill associated with any of the foregoing.

“Material Adverse Effect” means, with respect to any party and to any event or circumstance, a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance or properties of such party, (ii) the ability of a party to perform its obligations under this Agreement or any other Program Document or (iii) the validity, enforceability or collectability of this Agreement or any other Program Document or the validity, enforceability or collectability of a material portion of (a) the Loans or (b) the Loan Documents related to the Loans.

“Maximum Hold Period” means, with respect to a Non-Portfolio Loan held on Bank’s balance sheet, the period specified in the table below:

Period	Maximum Hold Period
Until the 180th day following the First Restatement Date	360 days following the Funding Date of such Loan
After the 180th day following the First Restatement Date	210 days following the Funding Date of such Loan

“Maxx Borrower” means each Borrower that is not a Standard Borrower but that is approved for a Loan pursuant to the Custom Model described in that certain Turn Down Investor Agreement, dated as of August 6, 2021, by and among Bank, Sunlight, and certain other Persons, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Maxx Loan” means any Loan made to a Maxx Borrower and consisting of a Maxx Loan Product.

“Maxx Loan Product” means any loan product set forth on Annex B to Exhibit A, as amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement.

“Minimum SOFR Rate” means [TEXT REDACTED].

“Monthly Fees” means, with respect to each Non-Portfolio Loan, a monthly fee calculated on the last day of each calendar month, commencing with April 2023, equal to the sum of the Daily Fees with respect to such Non-Portfolio Loan for each day in such calendar month. An example formula for the calculation of Monthly Fees is as follows:

Monthly Fees = Sum (Aggregate Daily Fees)†

Aggregate Daily Fees† = Cost Basis * [(1/365 * Max{1-Month SOFR, Minimum SOFR Rate)} + (1/365 * Tier Charge)]

† Calculated on each loan and rolled up

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Funded Balance” means, with respect to a Loan, the Loan Proceeds of such Loan, less any principal amounts prepaid on such Loan, plus any accrual of the related Dealer Discount on such Loan to the date of measurement.

“Non-Portfolio Loan” means a Loan other than a Retained Loan.

“Note” is defined in Section 5.2.

“Notification Related Costs” is defined in Section 10.5.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which Sunlight sponsors or maintains, or to which it makes, is making, or is obliged to make contributions, or in the case of a multiple employer plan (as defined in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Pricing and Capital Markets Committee” is defined in Section 3.1(v).

“Plan Effective Date” means the “Effective Date” as defined in the Joint Prepackaged Chapter 11 Plan of Reorganization of Sunlight Financial Holdings Inc. and its Affiliated Debtors.

“Program” means the program for the marketing and servicing of Loans (including Retained Loans) which Bank will originate pursuant to this Agreement and the Program Guidelines.

“Program Documents” means this Agreement, the Loan Program Agreement, all Servicing Agreements and all Loan Sale Agreements.

“Program Guidelines” is defined in Section 2.2.

“Program Materials” means all Loan Documents and all other documents, materials and methods used in connection with the performance of the obligations of Bank, Sunlight, Loan Purchasers, Third Party Service Providers and Dealers under the Program, including the Loan Documents, disclosures required by Applicable Laws, collection materials and policies, and the like.

“Program Terms” is defined in Section 2.2.

“Regular Loan Products” means the following: CRB HII Equal Payment Loan, CRB HI Loan, CRB HIN Deferred Interest Loan, CRB HIN No interest Loan, CRB HIS Deferred Interest Loan, CRB HIS No Interest Loan.

“Regulatory Authority” means the Office of the New Jersey Department of Banking and Insurance, the FDIC and any local, state or federal regulatory authority, including the Consumer Financial Protection Bureau, that currently has, or may in the future have, jurisdiction or regulatory or similar oversight with respect to any of the activities contemplated by this Agreement or any other Program Document or to Bank, Sunlight or Third Party Service Providers (except that nothing herein shall be deemed to constitute an acknowledgement by Bank that any Regulatory Authority other than the New Jersey Department of Banking and Insurance and the FDIC has jurisdiction or exercises regulatory or similar oversight with respect to Bank).

“Renewal Term” is defined in Section 7.1.

“Representatives” is defined in Section 10.4(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Retained Loan” has the meaning specified in the Solar Loan Program Agreement.

“Retained Loan” means each Loan retained by Bank at its election as identified pursuant to Section 2.5 hereof.

“Rules” means all local, state, and federal laws, statutes, rules, regulations, ordinances, court orders and decrees, administrative orders and decrees, and other legal requirements of any person as they relate to such person’s performance of its obligations under this Agreement, any Program Document or any document related hereto or thereto; any order, decision, injunction or similar pronouncement of any court, tribunal, or arbitration panel issued with respect to any person in connection with this Agreement or any document related hereto; and any regulations, policy statements, and any similar pronouncement of a Regulatory Authority applicable to the acts of any person in its performance of its obligations hereunder or under any document related thereto, as any of the foregoing may be amended and in effect from time to time. For the avoidance of doubt, “Rules” shall include all Rules applicable to, or Rules reasonably agreed to, by Bank or Sunlight, or Rules agreed to or imposed on Bank or Sunlight by any Regulatory Authority; provided that Bank shall use good faith efforts to inform Sunlight within a reasonable time period, of any Rules agreed to or imposed upon Bank applicable to the Program.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Servicer” means any Third Party Service Provider that enters into a Servicing Agreement on behalf of the owner of Loans.

“Servicing Agreement” means any agreement for the servicing of the Loans under the Program, including the Master Services Agreement, dated January 13, 2020, among Turnstile Capital Management, LLC, Sunlight and Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Turnstile Agreement”), and any other master servicing agreement and any sub-servicing agreement approved by Bank in writing, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms (it being understood and agreed by Sunlight and CRB that, the only effective Servicing Agreement as of the Effective Date is the Turnstile Agreement, and the only Servicer as of the Effective Date is the Servicer under the Turnstile Agreement).

“Servicing Expense” is defined in Exhibit A.

“SOFR” means, for any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York at approximately 8:00 a.m. (Eastern Time), currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time), on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Reference Rate” means the 30-day trailing average SOFR as of any measurement date, as published by the SOFR Administrator in the SOFR Averages and Index.

“Solar Loans” means the “Loans” originated pursuant to the Solar Loan Program Agreement from time to time.

“Solar Loan Program Agreement” means that certain Second Amended and Restated Loan Program Agreement, dated as of the Effective Date, by and between Bank and Sunlight, as amended, restated, supplemented, or otherwise modified from time to time.

“Solar Non-Portfolio Loans” means the “Non-Portfolio Loans” under and as defined in the Solar Loan Program Agreement.

“Solar Program Documents” means the “Program Documents” as defined in the Solar Loan Program Agreement.

“Solar Retained Loans” means the “Retained Loans” under and as defined in the Solar Loan Program Agreement.

“Standard Borrower” means each Borrower that is approved for a Loan pursuant to the “Sunlight Financial Credit Strategy – Home Improvement” set forth on Exhibit B, as amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement.

“Standard Loan Products” means each of (i) the Regular Loan Products and (ii) any other loan product approved by Bank and Sunlight for funding under this Agreement.

“Subsidiary” means, with respect to a Person, any entity with respect to which more than [TEXT REDACTED] of the outstanding voting securities shall at any time be owned or controlled, directly or indirectly, by such Person and/or one or more of its Subsidiaries, or any similar business organization which is so owned or controlled.

“Sunlight” means Sunlight Financial LLC.

“Sunlight Fee” is defined in Exhibit A.

“Sunlight Platform” means the computer software, proprietary system information, and related technology and documentation, developed and owned by, or licensed by third parties to, Sunlight relating to the lending services offered and/or provided by Sunlight to Dealers and Borrowers pursuant to this Agreement, including the website operated by Sunlight, and all Intellectual Property Rights therein owned by Sunlight or licensed by third parties to Sunlight; provided that the Sunlight Platform does not include any Intellectual Property Rights owned by Bank or licensed by third parties to Bank; provided, further, that the ownership of Customer Information shall be determined in accordance with the provisions of Section 2.4.

“Technical Information” means, with respect to the Program and Sunlight Platform, all software, source code, documentation, algorithms, models, developments, inventions, processes, ideas, designs, drawings, hardware configuration, and technical specifications, including, but not limited to, computer terminal specifications and the source code developed from such specifications.

“Term” is defined in Section 7.1.

“Term Loan Agreement” means the Amended and Restated Loan and Security Agreement, dated as of the Effective Date, among Bank, as lender, Sunlight, as borrower, and each of the Affiliates of Sunlight party thereto, as guarantors.

“Termination Event” is defined in Section 8.1(a).

“Third Party Claim” means any claim that is initiated or threatened against a party by a Person who is not an officer, director, member or Affiliate of any party.

“Third Party Service Provider” means any contractor or service provider retained, directly or indirectly, by Bank or Sunlight, that: (a) provides or renders critical services in connection with the Program; (b) obtains access to personal information of Loan Applicants and/or Borrowers; or (c) deals directly with Loan Applicants and/or Borrowers. The term “Third Party Service Provider” includes all Servicers and Dealers.

“Tier Charge” means, as of any month of determination, a rate equal to (a) with respect to Tier 1 Loans, 300 basis points per annum, and (b) with respect to Tier 2 Loans, 400 basis points per annum.

“Total Loans” means (a) all of the Non-Portfolio Loans and (b) all of the Solar Non-Portfolio Loans; provided that, at Sunlight’s election, for purposes of determining whether the Bank Cap has been exceeded as of the last day of any calendar month, the Loans referred to in clause (a) above shall exclude all Loans (other than Retained Loans) and all Solar Loans (other than Solar Retained Loans) sold during the related Grace Period; provided, further, that Sunlight shall not be entitled to elect to apply more than six (6) Grace Periods in any period of twelve (12) consecutive calendar months.

“Turnstile Agreement” has the meaning specified in the definition of “Servicing Agreement.”

“Underwriting Requirements” means (a) the underwriting requirements established by Bank as set forth in the Program Guidelines to be used by Sunlight in reviewing all Loan Applications on behalf of Bank and (b) any other underwriting requirements approved by Bank and Sunlight from time to time, which such underwriting requirements shall not be attached as Exhibit B.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect on the Effective Date in the State of New York, the State of New Jersey or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Section 1.2      Construction. As used in this Agreement: (i) all references to the masculine gender shall include the feminine gender (and vice versa); (ii) all references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”; (iii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (iv) references to another agreement, instrument or other document means such agreement, instrument or other document as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof; (v) references to “dollars” or “$” shall be to United States dollars unless otherwise specified herein; (vi) unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”; (vii) all references to “quarter” shall be deemed to mean calendar quarter; (viii) unless otherwise specified, all references to an article, section, subsection, exhibit or schedule shall be deemed to refer to, respectively, an article, section, subsection, exhibit or schedule of or to this Agreement; and (ix) unless the context otherwise clearly indicates, words used in the singular include the plural and words in the plural include the singular.

ARTICLE II
GENERAL PROGRAM DESCRIPTION

Section 2.1      General Description. The parties agree that: (a) in accordance with the Program Guidelines, the Program shall consist of the enrollment of Dealers in Dealer Agreements, the marketing by Dealers of Loans in order to provide financing to customers of Dealers, the making of Loans (including Retained Loans) by Bank to Borrowers identified by Dealers and Sunlight, and the sale of Non-Portfolio Loans by Bank to Loan Purchasers pursuant to one or more Loan Sale Agreements; and (b) any review, approval, consent or other involvement by Bank in any action, any document preparation, or any review of any Sunlight action, shall not relieve Sunlight from its obligations to ensure that Loans are originated and Loan Applications are addressed consistent with Applicable Laws and the Program Guidelines. In addition, the Program will include the servicing of Loans (including Retained Loans) in accordance with the Servicing Agreement and (with respect to the Retained Loans) the Administration Agreement.

Section 2.2      Program Terms and Program Guidelines.

(a)            Bank’s pricing schedule and certain other loan terms and conditions applicable to the Program and all Loans (as the same may be modified from time to time in accordance with Section 2.3, collectively, “Program Terms”) are set forth on Exhibit A (as Exhibit A may be modified from time to time in accordance with Section 3.1(dd)) and in the Credit Policy.

(b)            Bank’s guidelines for the administration of the Program (as the same may be modified from time to time in accordance with Section 2.3, collectively and together with the Program Terms, the Credit Policy, the Underwriting Requirements and Compliance Guidelines, “Program Guidelines”) are set forth on Exhibit B and Exhibit C.

(c)            Bank shall approve each Loan to be made by it under the Program and shall be under no obligation to originate any Loan that does not comply with the Program Terms or Program Guidelines or that is otherwise unsatisfactory to Bank. Failure to object to the making of any Loan or the funding of any Loan shall be deemed approval of such Loan by Bank.

Section 2.3      Program Modifications. Bank may change the Program Terms or the Program Guidelines in its reasonable discretion, upon not less than thirty (30) days’ prior written notice to Sunlight (or such shorter period of time as may be required by a Regulatory Authority or change in Applicable Laws); provided, however, that (i) neither Bank nor Sunlight shall be required to engage in conduct that is prohibited by a Regulatory Authority or Applicable Laws and (ii) any changes to the Program Terms, Credit Policy or Underwriting Requirements shall not apply to any Loan made in respect of any Loan Application submitted prior to such requested change by Bank, unless so required by a Regulatory Authority or Applicable Laws. In addition, Sunlight may recommend modifications to the Program Guidelines for Bank’s approval, such approval not to be unreasonably withheld or delayed.

Section 2.4      Ownership of Loans and Customer Information.

(a)            From the date Bank funds a Loan to the date it sells, transfers and assigns such Loan to a Loan Purchaser pursuant to the terms of a Loan Sale Agreement (each such date, a “Closing Date”), Bank shall be the sole owner of such Loan for all purposes (including without limitation, for tax, accounting and legal purposes). Bank agrees and understands that (i) Bank will not sell any Loan for a minimum period of three (3) Business Days from the date the Loan is originated by Bank and (ii) Bank will make entries on its books and records to clearly indicate the sale, transfer and assignment of each Loan sold to a Loan Purchaser pursuant to the terms of a Loan Sale Agreement. It is expressly agreed and understood that Bank does not and will not assume, and shall not have, any liability to Sunlight or any Loan Purchaser for the payment of any amount at any time due under, with respect to or in connection with (A) the servicing of any Loan or (B) any Loan after the applicable Closing Date. In the event Sunlight is in violation of Section 5.6 hereof and does not cure such violation within the cure period provided therein, nothing in this Agreement shall be construed to limit Bank’s ability to sell any Loans to a third party at any time and for any reason whatsoever.

(b)            Bank shall have sole ownership of all Customer Information at all times prior to the sale of the related Loan pursuant to a Loan Sale Agreement including with respect to a Retained Loan, and the related Loan Purchaser shall be the owner of all Customer Information associated with any purchased Loan. Without limiting the foregoing, Bank shall be permitted to retain copies of and use Customer Information associated with all Loans solely as necessary to comply with all Applicable Laws.

Section 2.5      Retained Loans.

(a)            [Reserved].

(b)            Notwithstanding anything contained herein or in any Loan Sale Agreement, after the Effective Date, on written notice to Sunlight, Bank may elect to not sell or transfer to any Loan Purchaser Loans identified on a Purchase Statement (as defined in the Loan Sale Agreement) to be transferred in an amount up to the Bank Allocation Percentage (each Loan that Bank so elects to not sell being referred to herein as a “Retained Loan”) of such pool of Loans so identified; provided that (i) each Retained Loan shall be randomly selected by Sunlight from the pool of all Loans to be transferred on a given day, provided that such Loans would be “pass” credits, and (ii) Sunlight shall allocate Retained Loans to Bank in accordance with the Allocation Method, and provided further that Bank’s obligations regarding Retained Loans are subject to the limitations specified in Section 2.5(d).

(c)            With respect to each pool of Loans to be transferred to a Loan Purchaser in which Retained Loans are allocated to Bank, Sunlight shall deliver a report to Bank which shall detail the manner in which the Retained Loans were selected and allocated and shall provide verifiable confirmation that the Retained Loans were allocated in accordance with the Allocation Method.

(d)            Notwithstanding anything to the contrary set forth in this Agreement, Bank’s election to retain Loans hereunder with respect to any pool of Loans to be transferred to a Loan Purchaser shall be limited to the Bank Allocation Percentage of such pool of Loans to be transferred to Loan Purchaser and Bank shall have no right to retain any Loan if the number of Loans to be retained (“Prospective Retained Loans”) would, when added to the aggregate number of all other Retained Loans, exceed the Bank Allocation Percentage of the sum of (x) Retained Loans (including the Prospective Retained Loans) and (y) Loans transferred to a Loan Purchaser.

(e)            Notwithstanding anything to the contrary contained herein, to the extent applicable, Bank may (i) securitize any or all of the Retained Loans and any amounts owing thereunder, (ii) issue an “asset backed security” (as defined under 17 C.F.R. § 229.1101(c) or Section 3(a)(77) of the Securities Exchange Act of 1934) backed by the Retained Loans and any amounts owing thereunder (a “Securitization Transaction”), or (iii) effect one or more sales of Retained Loans as whole loan transfers.

(f)            In the event that Sunlight initiates a Securitization Transaction with respect to the Loans, it shall offer Bank the right to participate in such Securitization Transaction with respect to the Retained Loans so long as Bank’s participation will have no adverse effect on such Securitization Transaction. Retained Loans sold by Bank in a whole loan transfer shall no longer be considered Retained Loans for any purpose hereunder.

Section 2.6      Sunlight Products. Set forth on Exhibit F hereto (as Exhibit F may be modified from time to time in accordance with Section 3.1(dd)) is a list of all products to be offered by Sunlight in connection with the Program. Sunlight shall deliver such information regarding each such product as shall be requested by the Bank. Sunlight shall not make any modifications to any products, or offer new products under the Program, without the prior written consent of Bank.

Section 2.7      Prescreen Program.

(a)            The Parties acknowledge and agree that Sunlight has established a program (the “Prescreen Program”) pursuant to which Sunlight will receive Consumer Leads from participating Dealers for the purpose of prescreening such Consumer Leads and making firm offers of credit to the applicable consumer in connection with any such Consumer Leads that are successfully prescreened (each, a “Prescreened Consumer”) by Experian Information Solutions, Inc. or any other applicable credit reporting agency (each, an “Applicable Credit Reporting Agency”) As used herein, “Consumer Leads” means any lead for a prospective consumer that is submitted to Sunlight by any Dealer for the purposes of the Prescreen Program.

(b)            Notwithstanding anything herein to the contrary:

(i)            Sunlight acknowledges and agrees that Sunlight shall serve as Bank’s agent for the limited purpose of submitting Consumer Leads to any Applicable Credit Reporting Agency and delivering firm offers of credit to any Prescreened Consumer, in each case, pursuant to the Prescreen Program; and

(ii)            In accordance with Section 6.1, Sunlight shall be obligated to reimburse Bank for any reasonable and documented expenses of Bank incurred in connection with the Prescreen Program, including, without limitation, any fees and expenses paid to any Applicable Credit Reporting Agency.

ARTICLE III
DUTIES OF SUNLIGHT AND BANK

Section 3.1      Duties and Responsibilities of Sunlight. Subject to Section 10.20, Sunlight, directly or through Third Party Service Providers, shall perform and discharge the following duties and responsibilities in connection with the services provided to Bank hereunder:

(a)            Sunlight shall use commercially reasonable efforts to enter into Dealer Agreements with qualified Dealers who satisfy the Program Guidelines to participate in the Program in order to facilitate the making of Loans by Bank. Bank shall not be required to finance sales by any Dealer that does not satisfy such criteria.

(b)            Subject to Section 4.3 herein, Sunlight shall review Advertising Materials used by Dealers to ensure their compliance with Applicable Law and the Program Guidelines, including Applicable Laws and Program Guidelines prohibiting unfair and deceptive acts and practices, and shall make such Advertising Materials available to Bank upon request. Sunlight shall ensure that Dealers at all times and in all material respects comply with Applicable Laws, the terms of this Agreement, and Bank’s trademark usage guidelines which may be updated from time to time.

(c)            Sunlight shall establish and maintain such controls as may be necessary or desirable to adequately control, monitor• and supervise the operation of the Program. Sunlight shall maintain policies and procedures relating to the Program Guidelines and all Applicable Laws that are acceptable to Bank, including procedures relating to periodic training and on-going monitoring and auditing of Sunlight and Third-Party Service Providers for compliance with this Agreement, the Program Guidelines, and all Applicable Laws. Sunlight acknowledges that Bank may reasonably require Sunlight to revise its existing policies and procedures, or, as necessary, implement new policies and procedures, as required to comply with all Applicable Laws.

(d)            Sunlight shall comply with the Program Guidelines and Applicable Laws and administer the Program Guidelines in connection with its duties hereunder.

(e)            On behalf of Bank, Sunlight shall process Loan Applications from Loan Applicants using a Loan Application form that is approved by Bank. Sunlight shall require each Channel Partner to provide reasonable assistance to each prospective Loan Applicant in completing a Loan Application. Sunlight shall review and process all completed Loan Applications for compliance with the Credit Policy and Underwriting Requirements and report to Bank on all Loan approvals electronically or by other appropriate means agreeable to both parties. All Loan approvals shall be based upon the information provided by Loan Applicants and such other information as obtained by Sunlight at the direction of Bank, and pursuant to the Underwriting Requirements. No Loan Application shall be approved unless it complies with the Program Guidelines, it being understood that assuring compliance with the Program Guidelines shall be the responsibility of Sunlight and that Sunlight shall (for the benefit of Bank) strictly comply with all Applicable Laws, including without limitation, all consumer credit laws, rules and regulations. Notwithstanding anything to the contrary contained in this Agreement, Sunlight shall (i) submit all credit approvals through Arix on or before the first (1st) Business Day after commencement of the “Notice to Proceed” stage of Sunlight’s Loan approval process and submit any “Change in Status” with respect to a Loan through Arix on the day of such change in status occurs, in each case, together with all data and other information that Sunlight used to decision such Loan Application and (ii) confirm that such Loan Application has not been flagged as ineligible in Arix prior to initiating Bank funding of the related Loan. In addition, and without limiting the foregoing, to the extent the information is reasonably and accurately accessible to Sunlight from the Loan files and may be automatically generated, Sunlight shall identify any Loan Application (other than a Loan Application that is approved for a Maxx Loan Product) designated that is either subprime or has credit criteria commonly considered to categorize subprime loans (e.g., attributes of Borrowers with credit scores of 660 or less), and, with respect to any such Loan Application, shall provide to Bank an explanation and the background thereof, and shall monitor and report to Bank regarding all Loans with such characteristics. At the time Sunlight approves on behalf of Bank any Loan Application, Sunlight shall be deemed to represent to Bank that, after due inquiry as required by the Program Guidelines, to Sunlight’s knowledge the related Loan Applicant is not listed on any Government List. All Loan Application processing functions performed by Sunlight or any Third Party Service Provider hereunder shall be subject to Bank supervision, and Bank shall have the right to review and audit Loan Applications to ensure compliance with the Program Guidelines.

(f)            On behalf of Bank, Sunlight shall take appropriate measures to verify the identity of all Loan Applicants consistent with Applicable Laws and the Program Guidelines. Sunlight shall take such further steps as it deems reasonably necessary to prevent fraud in connection with the Program.

(g)            On behalf of Bank, Sunlight shall provide notices in accordance with the Fair Credit Reporting Act and its implementing regulations (collectively, “FCRA”), including an adverse action notice to any Loan Applicant whose Loan Application is rejected by Bank. Sunlight shall, or shall cause the Servicer to, accurately and fully furnish, in accordance with the FCRA, as well as Sunlight’s own policies and practices, accurate and complete information (e.g., favorable and unfavorable) on its Borrower credit files to TransUnion, and such other credit repositories as may be agreed to by Bank and Sunlight. For purposes of the FCRA, Sunlight and not Bank, shall be the “furnisher.” Sunlight shall further be responsible for receiving and responding timely to consumer complaints as they pertain to Borrowers and/or Loans, and, on a monthly basis (or such other time period as the parties shall agree) forwarding copies of each complaint and any response thereto to Bank. Sunlight and/or Servicer shall maintain complaint resolution policies and procedures and shall further provide Bank with periodic reports summarizing the complaints and responses thereto for the given time period, along with sufficient information for Bank to analyze Program activity and potential trends relating to the Program and Loans. As part of its monthly reporting obligation, Sunlight shall provide Bank information with respect to the number of Loan Applications rejected under the Underwriting Requirements as a percentage of both total Loan Applications received, together with the reasons for such rejections and total Loan Applications accepted, as well as all additional information reasonably requested by Bank for its fair lending review and analysis.

(h)            Sunlight shall be responsible for preparing and transmitting to each Loan Applicant all documents and all notices required by Bank to document the Loan, including but not limited to the Loan Account Agreement in connection with any Loan Application for the Loan. Prior to initiating Bank funding of any Loan, Sunlight shall, on behalf of Bank, (A) obtain from the Borrower the executed Loan Agreement or Note; and (B) deliver a copy of Bank’s Privacy Notice to the Borrower.

(i)            Sunlight shall maintain and retain on behalf of Bank all original Loan Applications and copies of all adverse action notices and other documents relating to rejected Loan Applications for the period required by Applicable Laws. Sunlight shall further maintain originals or copies, as applicable, of all Loan Documents and any other documents provided to or received from Borrowers for the period required by Applicable Laws.

(j)            Sunlight shall adopt and maintain compliance management systems (“CMS”) satisfactory for meeting the Compliance Guidelines set forth on Exhibit C attached hereto as may modified or supplemented from time to time as provided herein. Sunlight shall provide Bank full access to any information or data necessary for Bank, in Bank’s reasonable discretion, to perform its risk management and compliance management responsibilities, including, but not limited to, Sunlight’s loan application and performance data, internal and external audits, liquidity and funding information.

(k)            Sunlight shall provide to Bank data submissions and reports reasonably requested by Bank to maintain effective enterprise risk management, internal controls and compliance management systems and to monitor Sunlight’s and its Third Party Service Provider’s compliance with this Agreement or to comply with all Applicable Laws. As of the Effective Date, this reporting shall include the items set forth in Schedule 3.1(k), which schedule may be updated at any time by Bank upon reasonable prior notice to Sunlight. In addition, and without limiting the foregoing, Sunlight shall provide such supplemental information as Bank may reasonably request regarding Loans originated under the Program using measures such as production volumes and trends, approval rates, rejection or decline rates, losses, delinquencies, collections and any other measure that Sunlight internally tracks. Sunlight shall provide such information in a commercially reasonable manner and in a form sufficient to permit Bank to conduct a meaningful analysis for banking purposes, including compliance and credit quality, including, but not limited to, by individual third parties, loan type, origination period or vintage, and credit grade or score bands. All reports delivered pursuant to this Section 3.1(k) shall be delivered by the 10th day of each month with respect to the previous month or within such other time period as the parties shall agree.

(l)            Each December 1, Sunlight shall provide to Bank a report of projected Loan volumes for origination by Bank under the Program for the upcoming year (the “Annual Projections”). In addition, to the extent the information is reasonably and accurately accessible to Sunlight from the Loan files and may be automatically generated, Annual Projections shall set forth the level of Loans (other than Maxx Loans) Sunlight anticipates will be designated as subprime originations (as well as any Loans that qualify as prime or near prime originations, but that have subprime credit characteristics). Sunlight shall prepare the Annual Projections in a commercially reasonable manner. In addition, and without limiting the foregoing, Sunlight shall provide Bank with monthly reports tracking Sunlight’s activity against the projections contained in the Annual Projections for that year.

(m)            Sunlight shall, on five (5) Business Days’ prior notice (provided that no such notice shall be required if a Termination Event has occurred and is continuing), provide Bank and its Regulatory Authorities with reasonable access to (i) Sunlight’s and, subject to any notice requirements of the Third Party Servicers its Third Party Service Providers’ offices, its Third Party Service Providers’ offices, (ii) to the books and records of Sunlight and its Third Party Service Providers (to the extent such books and records pertain to the Loans), (iii) to the officers, employees and accountants of Sunlight and its Third Party Service Providers, and (iv) to all computer files containing the Loan Documents, all for the purpose of ensuring that Sunlight and its Third Party Service Providers are following the Program Guidelines and adhering to Applicable Laws.

(n)            Within one year after the most recent delivery by Sunlight of the results of an audit performed, and on an annual basis thereafter, Sunlight shall cause an audit to be conducted of Sunlight’s controls relating to the control, monitoring and supervision of the operation of the Program and of Sunlight’s and its Third Party Service Providers’ compliance with this Agreement, including, without limitation, ensuring that all Loans comply with the Program Guidelines and all Applicable Laws, as described in such letter agreement. Such audit shall be performed by a third party acceptable to Bank and shall be at Sunlight’s sole cost and expense. Sunlight shall cause the audit report prepared pursuant to this Section 3.1(n) and such other reports as set forth on Schedule 3.1(n) to be delivered to Bank on the dates specified in such Schedule, each in form and substance satisfactory to Bank. For the avoidance of doubt,(i) the parties hereto acknowledge and agree that in no event shall Sunlight be required to engage more than one set of auditors or to engage such auditors more than once per year, unless an audit, evaluation or investigation reveals non-compliance with this Agreement, the Program Guidelines and/or Applicable Laws, to conduct the foregoing evaluation and any other evaluation as may be required in context of another agreement or program existing on the date of such audit between Sunlight and Bank provided that the scope of the audit shall include compliance with this Agreement as well as compliance with the requirements of any other agreement or program then in effect and (ii) Bank shall determine the scope of the audit and shall have full access to the audit report and all related documentation and related information and (iii) Sunlight shall own all right, title and interest in the results of any such audit and the documentation relating thereto and the audit shall be deemed Sunlight’s Confidential Information and be treated by the parties in conformity with Section 10.4 hereof. Sunlight expressly agrees that the audit and related materials may be shared by Bank as requested or required by and to Bank’s regulators.

(o)            Sunlight shall, upon request from Bank, purchase from Bank (i) any Loan, including any Retained Loan, that Bank determines in good faith to have failed, as of the date such Loan was made, to meet the standards set forth in the approved Program Guidelines in effect on such date, (ii) any Loan including any Retained Loan, that Bank determines in good faith that any fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to such Loan, materially and adversely affecting Loan quality, has taken place (A) on the part of the related Borrower, or any other Person, including, without limitation, any servicer or any other party involved in the solicitation, origination, sale or servicing of such Loan, or (B) that would impair in any way the rights of Bank in the Loan or that violated any Applicable Law, and (iii) any Loan that the Bank has repurchased from a Loan Purchaser pursuant to a Loan Sale Agreement. Any such purchase shall be made on the third (3rd) Business Day following notice by Bank to Sunlight of such determination by deposit to Bank’s Account, by ACH, an amount equal to the outstanding principal balance of such Loan, less the amount of the applicable Dealer Discount plus all accrued but unpaid interest on the Loan and all fees, costs and expenses incurred by Bank in connection therewith.

(p)            Sunlight shall comply and cause each of its Affiliates and Third-Party Service Providers to take action to enable Bank to comply in all material respects with all applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions in connection with the Program. Without limiting the generality of the foregoing, Sunlight shall (i) maintain an anti-money laundering compliance program that is in compliance, in all material respects, with the Anti-Money Laundering Laws, (ii) conduct, in all material respects, the due diligence required under the Anti-Money Laundering Laws and Sanctions in connection with all Loan Applications and Borrowers, including with respect to the legitimacy of the applicable Borrower and (iii) maintain sufficient information to identify the applicable Borrower for purposes of compliance, in all material respects, with the Anti-Money Laundering Laws and Sanctions. Sunlight shall provide notice to Bank, within five (5) Business Days of receipt thereof, of any written notice of any Anti-Money Laundering Law, Anti-Corruption Law or Sanctions violation or action in connection with the Program involving Sunlight or any of its Affiliates or Third Party Service Providers.

(q)            Sunlight shall cooperate reasonably with Bank with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect this Agreement, any Loan Sale Agreement, the Servicing Agreement or any of Bank’s rights hereunder or thereunder, and, in connection therewith, permit Bank, at its election, to participate in any such proceedings.

(r)            Sunlight agrees that should an audit, investigation or review of Sunlight or its Third Party Service Providers reveal noncompliance with this Agreement, the Program Guidelines, and/or Applicable Laws, Sunlight shall notify Bank as soon as reasonably possible but in any case within ten (10) calendar days of notice of the noncompliance. In addition to the indemnification provided for in Section 10.01, Sunlight agrees to take all necessary steps to conform its or its Third Party Service Providers’ actions with this Agreement, the Program Guidelines and/or Applicable Laws, including providing applicable remediation and/or restitution to affected Borrowers that is acceptable to Bank.

(s)            Sunlight shall establish and maintain a disaster recovery plan and business continuity plan that addresses Sunlight’s activities in connection with the Program and Sunlight’s performance of its duties and obligations under this Agreement and the other Program Documents.

(t)            Subject to Bank’s review and approval, Sunlight shall select one or more Servicers to assist with the servicing of the Loans and such other Third Party Service Providers as it deems warranted. Sunlight shall have the right to terminate any Third Party Service Provider with or without cause. Any replacement Third Party Service Provider shall meet all Program Guidelines and be subject to Bank’s review and approval. Subject to any required consent of Bank, Sunlight shall have the right to sell servicing rights for the Loans and, as additional compensation to Sunlight for the services it performs hereunder on behalf of Bank, to receive compensation therefor. The foregoing and any other provision of this Agreement notwithstanding, Sunlight’s rights and obligations related to the servicing of the Retained Loans or to the servicer of the Retained Loans shall be limited to those described in the Administration Agreement and the Servicing Agreement.

(u)            Subject to and without limiting Section 3.1(e), Bank hereby delegates to Sunlight the power to make the following decisions and take the following actions without further approval of Bank (collectively, the “Delegated Authorities”): (i) to determine the financial terms for any Loan, consistent with the pre-approved financial terms set forth in Exhibit A or any financial terms subsequently approved by Bank; (b) directly or indirectly take and process any Loan Application pursuant to the Underwriting Requirements and execute on behalf of Bank any Note to be executed in connection therewith; (c) directly or indirectly arrange for the funding of Loans by Bank from accounts established by Bank for such purpose; and (d) underwrite, onboard and contract with Dealers pursuant to guidelines and agreement forms approved by Bank. Sunlight may delegate to any Dealer any or all of the Delegated Authorities, provided that any breach of this provision by such Dealer shall be the responsibility of Sunlight.

(v)            Sunlight has established a pricing and capital markets committee (the “Pricing and Capital Markets Committee”) responsible for setting dealer discounts, interest rates, capital markets activity, policies relating to  hedging, and other terms related to Sunlight’s loan products and executing any sales of Non-Portfolio Loans held by Bank pursuant to this Agreement and the Home Improvement Program Agreement. Bank shall have observer rights and a right to attend all meetings held by the Pricing and Capital Markets Committee, subject to customary exclusions where Bank is the purchaser; provided that neither Bank nor any person attending a meeting of the Pricing and Capital Markets Committee pursuant to Bank’s observer rights shall have any fiduciary or other duty to Sunlight. Sunlight shall cause the Pricing and Capital Markets Committee to meet at least monthly and Sunlight shall not take any actions within the purview of the Pricing and Capital Markets Committee without the approval of such committee. Sunlight shall maintain the purpose of the Pricing and Capital Markets Committee and the procedures governing its operation, in accordance with the description thereof previously delivered to Bank on or about the First Restatement Date.

(w)            Sunlight, directly and through or with Third Party Service Providers, shall develop all Note forms, notices and other documents, Underwriting Requirements, standards and procedures, pricing standards, application forms, privacy policies, operations manuals and other policies and procedures applicable to the Program and/or the servicing of Loans, and all modifications to any of the foregoing. All forms of Notes and forms of Loan Documents are subject to the prior written consent of Bank.

(x)            Sunlight shall deliver to all Borrowers or other appropriate parties IRC Form 1099(k) and such other documents as are required by Applicable Laws or the Program, if any.

(y)            Sunlight shall at all times comply with the Credit Model Policy. Solely in connection with Sunlight’s origination assistance and marketing activities under this Agreement, in connection with a request of a Bank, Sunlight shall provide Bank with reasonable access to its Technical Information, credit and business models underlying the Credit Model Policy, including all pricing, credit and underwriting assumptions thereto and the Credit Model Documentation. Such Technical Information shall be considered the sole property of Sunlight and Sunlight’s Confidential Information hereunder. Bank shall have the right to test and validate Sunlight’s Technical Information and Credit Model Policy, including any underlying data, for consistency with the Credit Model Policy, the Program Guidelines, the Credit Policy and the Compliance Guidelines and may use subcontractors in connection therewith provided that such subcontractors agree in writing to be bound by the terms of Section 10.4 of this Agreement with respect to any Technical Information or other Sunlight Confidential Information acquired by such subcontractor. Sunlight shall promptly provide Bank with written notice of any changes to its Credit Model Policy or the Technical Information, including a full-context summary of the assumptions underpinning such changes as well as the anticipated effects thereof. Subject to the provisions of Section 10.4 hereof, Bank may, at its election and at the expense of Sunlight, require Sunlight to submit its Technical Information to an independent third party consultant of Bank’s choosing (i) to validate compliance with the Credit Model Policy, the Credit Policy, the Program Guidelines, and the Compliance Guidelines, including, but not limited to, all Applicable Laws and (ii) to independently test, iterate and validate Sunlight’s models for Program compliance, including Sunlight’s loan performance models. In connection with any such testing and validation, Sunlight shall cooperate with Bank and its consultants including by delivering any requested Technical Information and making available responsible personnel to answer questions on a timely and complete basis at Sunlight’s sole cost and expense. The parties agree (i) Bank shall determine the scope of such review and shall have full access to the results of such review and all related documentation and related information and (ii) Sunlight shall own all right, title and interest in the results of such review and the documentation relating thereto and the results of such review shall be deemed Sunlight’s Confidential Information and be treated by the parties in conformity with Section 10.4 hereof. Sunlight expressly agrees that the results of such review and related materials may be shared by Bank as requested or required by and to Bank’s regulators. In addition, and without limiting the foregoing, Bank may, at its election and upon prior written notice, require Sunlight to place a copy of its Technical Information related to this Agreement in escrow with a third party custodian of Bank’s choosing.

(z)            Sunlight shall comply with all requirements of Banks change management process as it relates to the disclosure and approval of Third Party Service Providers.

(aa)      The Turnstile Agreement requires the Servicer to remit all cash amounts associated with interest payments and Dealer Discounts as well as repayments and prepayments of principal associated with Loans and Home Improvement Loans originated under this Agreement and the Solar Program Agreement into the Bank Account (as defined in the Turnstile Agreement) in accordance with the Turnstile Agreement. Upon receipt of such amount by Bank, the parties will reconcile amounts on the tenth (10th) Business Day of the following calendar month of receipt and Bank will promptly remit or release reconciled amounts owed to Sunlight, net of amounts then due and payable by Sunlight to Bank.

(bb)      Sunlight agrees that each Loan originated after the First Restatement Date shall be serviced under the Turnstile Agreement.

(cc)      In connection with Sunlight’s origination assistance and marketing activities under this Agreement, Sunlight shall reimburse Bank for any state or local documentary, stamp, intangible or similar taxes that are payable or that arise as a result of the origination of a Loan.

(dd)      Exhibit A, Exhibit D and Exhibit F are subject to modification from time to time as determined by the Pricing and Capital Markets Committee with the prior written consent of Bank in each instance.

Section 3.2      Duties and Responsibilities of Bank. Bank shall perform and discharge the following duties and responsibilities in connection with the Program:

(a)            Bank shall establish and maintain such controls as may be reasonably necessary to adequately control, monitor and supervise the operation of the Program. Bank shall use good faith commercial efforts to provide Sunlight written notice of any Applicable Law or Rule to which Bank is subject in relation to the Program but to which, to the best of Bank’s knowledge, Sunlight is not generally subject. Neither the failure by Bank to establish and maintain any such controls nor the inadequacy of any Bank controls shall relieve Sunlight of its separate and independent obligations to establish and maintain its own such controls or to comply with the Program Guidelines and Applicable Law.

(b)            Bank shall have the authority to review all Note forms, notices and other documents, promotional materials, Underwriting Requirements, standards and procedures, pricing standards, application forms, privacy policies, operations manuals and other policies and procedures applicable to the Program and/or the servicing of Loans, and all modifications to any of the foregoing, except as otherwise provided herein. Bank shall approve all forms of Note and forms of Loan Documents.

(c)            Bank shall manage the Program in a good faith effort, employing at least the same degree of care, skill and attention that Bank devotes to the management of its other assets.

(d)            On and subject to the terms hereof, except as provided otherwise in this Agreement, Bank shall (i) originate all Loans meeting the Underwriting Requirements and (ii) be obligated to fund each Loan that relates to a Loan approval provided prior to the effective date of any termination pursuant to Section 8 notwithstanding any such termination. Bank will disburse Loan Proceeds as provided in Section 5.3 hereof.

(e)            Bank shall comply with its obligations under all Program Documents.

Section 3.3      Conditions Precedent to the Obligations of Bank. The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to Bank’s funding of a Loan; provided that, any satisfaction of a condition specified in clause (c), (d) or (e) below shall not be a condition precedent to Bank’s obligations under Section 3.2(d)(ii) unless the failure to satisfy the same (x) adversely affects the validity, enforceability, or collectability of the related Loan, as determined by Bank in its commercially reasonable discretion, (y) adversely affects the value of the related Loan in any material respect, as determined by Bank in its reasonable discretion or (z) would expose Bank to potential material liability or material claims of others, as determined by Bank in its commercially reasonable discretion.

(a)            Each Loan shall be sourced by Sunlight under the Program and meet the standards set forth in the approved Program Guidelines then in effect;

(b)            No action or proceeding shall have been instituted or threatened against Sunlight or Bank to prevent or restrain the consummation of the transactions contemplated hereby and there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(c)            The representations and warranties of Sunlight set forth in Section 9.1 shall be true and correct in all material respects as though made on and as of such date and Sunlight shall be in compliance with its covenants and agreements set forth in this Agreement and each other Program Document;

(d)            The obligations of Sunlight set forth in this Agreement to be performed on or before each date that a Loan is funded shall have been performed in all material respects;

(e)            The purchase obligations of Sunlight set forth in Section 3.1(o) and Section 5.6 of this Agreement shall have been performed in all respects;

(f)            Bank determines, in its sole discretion, that no material and adverse change in Sunlight’s financial condition has occurred and is continuing;

(g)            Each other Program Document to which Sunlight and Bank are parties shall be in full force and effect and Sunlight shall not be in default thereunder;

(h)            [Reserved];

(i)            Consistent with Section 3.1(y), the validity of Sunlight’s Technical Information, including, but not limited to, any algorithm used by Sunlight in connection with the Program, shall be established to Bank’s satisfaction.

Section 3.4      Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent on or prior to the Effective Date:

(a)            each of this Agreement, the Solar Loan Program Agreement, the Solar Loan Sale Agreement, the HI Loan Sale Agreement, the Servicing Agreement and the Administration Agreement shall have been executed and delivered by all parties thereto;

(b)            the Term Loan Agreement and all Loan Documents (as defined in the Term Loan Agreement) shall have been executed and delivered by all parties thereto, and all conditions precedent to the effectiveness thereof shall be satisfied;

(c)            the Greenbacker Equity Investment shall have been completed;

(d)            the Convertible Note Financing shall haven consummated;

(e)            the Plan Effective Date shall have occurred; and

(f)            Sunlight shall have paid all amounts due and payable by it under Sections 5.4(e) and (f) of the Solar Loan Program Agreement as of the Effective Date.

ARTICLE IV
TRADE NAMES, ACCOUNTING SYSTEM; ADVERTISING AND PROGRAM MATERIALS

Section 4.1      Trade Names and Trademarks. Sunlight shall have no authority to use any Marks of Bank except as explicitly permitted hereunder. Bank acknowledges that approved Program Materials or Advertising Materials may contain trade names, trademarks or service marks of Sunlight, and Bank shall have no authority to use any such names or marks separate and apart from their use in the Program Materials or Advertising Materials or as otherwise approved hereunder or in writing by Sunlight. The parties shall use Program Materials and Advertising Materials only as permitted herein for the purpose of implementing the provisions of this Agreement and shall not use Program Materials or Advertising Materials in any manner that would violate Applicable Laws, the terms of this Agreement, or any provision of the Program Guidelines.

Section 4.2      Accounting System. Sunlight shall establish and maintain, at its sole cost and expense, a comprehensive accounting and loan tracking system to accurately reflect all Loan Applications, Loans and related information regarding the Program and to satisfy the information requirements of Bank, Regulatory Authorities and Bank’s internal and external auditors. Sunlight shall cause the Servicer to maintain a loan tracking system that accurately reflects all Loan payment information. Sunlight shall cause the system to provide Bank with access to copies of all documentation authenticated by Loan Applicants and Borrowers and will provide Loan payment information from Servicer on a daily basis to Bank. Sunlight further agrees that the information reporting features, integrity and security of the system shall operate to the reasonable satisfaction of Bank, Regulatory Authorities and Bank’s internal and external auditors. Sunlight further agrees to cause the system to provide Bank with a daily summary report of Loans to be funded.

Section 4.3      Advertising and Program Materials.

(a)            Sunlight and Third Party Service Providers shall prepare the Advertising Materials and Program Materials to be used in connection with the Program and Sunlight shall ensure that these materials comply, at all times, with Applicable Laws, the terms of this Agreement, the Bank’s trademark usage guidelines, and the Program Guidelines and are true and accurate and not misleading in any material respect.

(b)            At least ten (10) Business Days prior to the first use of any Bank Marks, Sunlight shall provide to Bank samples of all Advertising Materials and all Program Materials proposed by Sunlight to include such Marks in order to enable Bank to complete an initial review and to approve or reject any such materials. Advertising Materials and Program Materials will be considered approved and authorized by Bank only once such approval and authorization is communicated by Bank in writing. Bank shall provide written notice to Sunlight of Bank’s rejections of such materials. Sunlight shall not use any such rejected materials. Sunlight hereby agrees that any approval by Bank of any Advertising Materials and Program Materials shall not relieve Sunlight of its primary responsibility for the preparation and maintenance of Advertising Materials and Program Materials in accordance with this Section 4.3.

(c)            Sunlight shall deliver to Bank, for Bank’s review samples of all new or modified Advertising Materials and Program Materials used by Sunlight or a Dealer. To the extent Bank has concern related to any such sample materials, Bank shall provide written notice to Sunlight and the parties will work to resolve such concern. Sunlight hereby agrees that any review by Bank of any Advertising Materials and Program Materials shall not relieve Sunlight of its primary responsibility for the preparation and maintenance of Advertising Materials and Program Materials in accordance with this Section 4.3.

(d)            Bank may at any time retract or modify any approval previously given by it with respect to this Section 4.3 if Bank reasonably determines that such action is required to remain in compliance with Applicable Laws or for the safe and sound operation of the Program, or to preserve or protect the Bank’s Marks or Bank’s reputation; provided that, unless such continued use will violate Applicable Law, any retraction shall only be applicable to Loan Applications filed subsequently to notice of such retraction, in writing, to Sunlight.

(e)            After Bank’s prior written approval, if required by the terms of this agreement, and subject to Bank’s right to retract or modify any approval previously given as described in Section 4.3(d), Sunlight may use any Advertising Materials and Program Materials in accordance with the terms of this Agreement, and need not seek further approval for use of such materials unless there is a substantive change in the materials. In the event of a substantive change in the Advertising Materials or Program Materials, Sunlight shall submit such materials to Bank in accordance with Sections 4.3(a) - (c), as applicable. Sunlight hereby agrees that any review requested or, if required, approval by Bank of any Advertising Materials and Program Materials shall not relieve Sunlight of its primary responsibility for the preparation and maintenance of Advertising Materials and Program Materials in accordance with this Section 4.3.

(f)            Subject to the terms and conditions of this Agreement, Bank hereby grants Sunlight and Dealers a non-exclusive, non-assignable license without the right to sublicense, to use and reproduce Bank’s Marks in the United States, as necessary to perform under the Program; provided, however, that (a) Sunlight shall obtain Bank’s prior written approval for the use by Sunlight or any Dealer of Bank’s Marks and such use shall at all times comply with all written instructions provided by Bank regarding the use of Bank’s Marks; (b) Sunlight acknowledges that neither it nor any Dealer shall acquire any interest in Bank’s Marks; and (c) Sunlight shall obtain Bank’s prior written approval for any press release incorporating the name, Marks or likeness of Bank. Upon termination of this Agreement, Sunlight shall, and it shall cause each Dealer to, cease using Bank’s Marks.

(g)            Sunlight and each Dealer shall be permitted to use only those Bank Marks expressly approved by Bank under this Section 4.3. Sunlight shall, and it shall cause each Dealer to, comply with all instructions from Bank (including any restrictions or prohibitions) as to the use of the Bank’s Marks with any other Marks.

(h)            Sunlight recognizes the value of the goodwill associated with the Bank’s Marks and acknowledges that Bank exclusively owns all right, title and interest in and to the Bank’s Marks and all goodwill pertaining thereto. Sunlight acknowledges and agrees that any and all of its use or the use of any Dealer of the Bank’s Marks shall be on behalf of and accrue and inure solely to the benefit of Bank.

(i)            Sunlight, and it shall ensure each Dealer, shall not, anywhere in the world, use or seek to register in its own name, or that of any third party, any Marks that are the Bank’s Marks, that are colorably or confusingly similar to the Bank’s Marks, or that incorporate the Bank’s Marks or any element colorably or confusingly similar to the Bank’s Marks.

Section 4.4      Intellectual Property. Sunlight shall retain sole and exclusive right, title and interest to all of its Intellectual Property Rights, including without limitation its Marks and its relationships with Dealers and Sunlight’s proprietary information. Bank shall retain sole and exclusive right, title and interest in and to all of Bank’s Intellectual Property Rights, including without limitation its Marks, websites, promotional materials, proprietary information, and technology. This Agreement does not transfer any Intellectual Property Rights between Sunlight and Bank.

Section 4.5      Program Managers. Sunlight and Bank shall each designate a respective principal contact (each, a “Program Manager”) to facilitate day-to-day operations and resolve issues that may arise in the implementation of the Program. If the Program Managers are unable to reach agreement, then the dispute will be referred to the President of Bank and the Chief Executive Officer or another authorized officer of Sunlight who will work together in good faith towards a resolution. If the parties are unable to resolve the dispute, a party may resolve the dispute in accordance with Section 10.3.

ARTICLE V
LOAN ORIGINATION

Section 5.1      Dealer Discounts. The parties acknowledge that each Dealer has agreed or will be required to agree to accept a discount (the “Dealer Discount”), in a percentage agreed-upon with Sunlight, from the principal amount of each Loan to produce Loan Proceeds to be disbursed to such Dealer thereon. Upon Bank’s sale of any Loan or Participation Interests therein, whether to Sunlight, any other purchaser or any third party, or upon the prepayment or payment at maturity of any Loan when held by Bank on its balance sheet, Bank shall ensure that Sunlight receives or has received (x) the lesser of (i) the full Dealer Discount on such Loan and (ii) the excess of the Cash Purchase Price (or principal paid) for such Loan over the Purchase Price for such Loan less (y) any compensation to which Bank is entitled hereunder and/or under any applicable Loan Sale Agreement. For the avoidance of doubt: (i) Sunlight shall bear all Servicing Expense for any Loans; (ii) Bank is entitled to receive from each payment of any Loan equal to (A) the quotient of (I) the Cash Basis, divided by (II) the outstanding principal balance of such Loan, multiplied by (B) the portion of such payment that constitutes a payment in respect of the unpaid principal balance of such Loan; and (iii) Sunlight is entitled to receive from each payment of any Loan all other amounts included therewith, including the portion of such payment that constitutes a payment in respect of the accrued and unpaid interest on such Loan, any late fees, and any other cash flows from such Loans not described in clause (b) above.

Section 5.2      Note Execution. When a Dealer enters into a contract with a consumer for the sale, construction and/or installation of Improvements that such Dealer desires to arrange to be financed under the Program on behalf of such Dealer’s customer, Sunlight shall directly or indirectly underwrite the Loan Applicant’s Loan Application and arrange for delivery of all disclosures required by Applicable Law and/or production, execution and delivery of the appropriate loan agreement or promissory note (“Note”), all in accordance with the Program Guidelines.

Section 5.3      Sunlight as Paying Agent; Loan Funding. Bank hereby appoints Sunlight as its paying agent for distribution of funds to Dealers. After each Note is executed and a Disbursement Schedule provided to Bank by Sunlight, Bank will disburse the applicable Loan Proceeds to Sunlight as paying agent on behalf of Bank for distribution to Dealer in accordance with the Disbursement Schedule related to such Dealer and otherwise in accordance with this Agreement. Loan Proceeds will be deposited into an account as established therefore between the parties to this Agreement.

Section 5.4      [Reserved].

Section 5.5      Fees.

(a)            In connection with any sale of Non-Portfolio Loans to any Person other than Sunlight or an Affiliate of Sunlight, Sunlight shall pay the Exit Fee to Bank. The Exit Fee shall be payable as a condition precedent to the related sale.

(b)            [Reserved].

(c)            With respect to each calendar month, Sunlight shall pay the accrued Monthly Fees on or before the tenth (10th) Business Day of the following calendar month, and any accrued Monthly Fees that remain unpaid as of such tenth (10th) Business Day may be netted by Bank against amounts distributable or payable by Bank to Sunlight.

(d)            [Reserved].

(e)            All fees and interest earned and unpaid as of the Effective Date and all fees and interest earned on or after the Effective Date shall be paid by Sunlight in accordance with Sections 5.4(f) and (g) of the Solar Loan Program Agreement.

Section 5.6      Sales of Loans. (i) Subject to the terms and conditions of this Agreement, including Section 2.5 hereof, Sunlight shall arrange for sales of Non-Portfolio Loans under Loan Sale Agreements, provided that no Loan may be transferred by Bank prior to the date that is three (3) Business Days from the date of origination of such Loan. By arranging for sales of Non-Portfolio Loans under Loan Sale Agreements, purchasing Non-Portfolio Loans hereunder and/or other measures, Sunlight shall ensure that none of the following conditions applies for more than five (5) continuous Business Days:

(a)            On the last day of each calendar month, Bank shall not hold Total Loans having an aggregate unpaid principal balance in excess of the then-applicable Bank Cap.

(b)            [Reserved].

(c)            Beginning as of the date when and for so long as the aggregate principal amount of all Non-Portfolio Loans, together with all Solar Non-Portfolio Loans owned by Bank, is [TEXT REDACTED] or greater, the weighted average FICO score of Non-Portfolio Loans carried on Bank’s balance sheet is less than [TEXT REDACTED]. For purpose of this computation, FICO scores shall be determined as of the date of Loan origination and weightings shall be based on the carrying amounts on Bank’s balance sheet.

(d)            A Non-Portfolio Loan carried on Bank’s balance sheet (A) is charged-off by Bank or Servicer or (B) has remained on Bank’s balance sheet for more than the Maximum Hold Period; provided that (x) Sunlight’s obligation in clause (B) is waived by Bank until and including December 31, 2024 (except with respect to Excluded Non-Portfolio Loans) and (y) after December 31, 2024, Non-Portfolio Loans described in clause (B) (other than Excluded Non-Portfolio Loans) in an aggregate principal amount at any time of up to [TEXT REDACTED] of the Bank Cap may remain on Bank’s balance sheet for longer than the Maximum Hold Period. For the avoidance of doubt, on the first (1st) Business Day after December 31, 2024, except as permitted by clause (y) above, Sunlight shall purchase (or otherwise arrange for the sale of) all Non-Portfolio Loans that have remained on Bank’s balance sheet for more than the Maximum Hold Period, including without limitation Non-Portfolio Loans that exceeded the Maximum Hold Period prior to December 31, 2024.

To the extent that Sunlight is in breach of this Section 5.6 or Section 3.1(n) hereof, Sunlight shall purchase Non-Portfolio Loans from Bank as required to remedy such breach for a purchase price equal to the Net Funded Balance. Except with respect to a Non-Portfolio Loan to be purchased by Sunlight pursuant to subclause (d)(A) above, such purchase shall be made within three (3) Business Days after notice thereof by Bank. With respect to any Non-Portfolio Loan to be purchased pursuant to subclause (d)(A) above, the Loan shall be purchased on the date that is three (3) Business Days following the last day of the month in which such Loan is charged-off by Bank or its Servicer. Notwithstanding anything contained in this Agreement, for so long as Sunlight is not in compliance with this Section 5.6 or Section 3.1(n) hereof Bank shall have no obligation to originate any Loans.

Section 5.7      Delinquent Receivables Collateral Account. As of the last Business Day of each week, for each Non-Portfolio Loan that is more than sixty (60) days past due as of such Business Day, Sunlight shall deposit into a deposit account maintained by Sunlight at Bank an amount of cash or cash equivalents equal to the product of (a) the Cost Basis of such Non-Portfolio Loan, multiplied by (b) 0.50. Notwithstanding the foregoing, on and after July 1, 2024, the minimum required collateral balance is [TEXT REDACTED].

ARTICLE VI
EXPENSES

Section 6.1      Expenses.

(a)            Sunlight shall pay all costs and expenses (i) in respect of the servicing of any Non-Portfolio Loans, (ii) associated with any Uniform Commercial Code filings relating to any Loan, and/or (iii) otherwise incurred by Bank in connection with any amendment, modification, and/or waiver of this Agreement and all reasonable and documented costs and expenses incurred in connection with periodic site visits, including travel and lodging and all Program Documents (including all fees and expenses of counsel to Bank related thereto). Provided that Sunlight has not violated the terms of any of the Program Documents, Sunlight shall not be required to pay for more than one such annual visit. Sunlight shall pay all costs and expenses incurred by Sunlight in connection with the provision of its services hereunder, including the costs of obtaining credit reports and delivering adverse action notices, implementing a compliance management system to satisfy the Rules and the Program Guidelines, together with necessary controls to ensure operation of the Program in compliance with all applicable Rules and Program Guidelines, and such other direct expenses incurred in connection with providing services to Bank under this Agreement. In addition, in the event that Sunlight requests that Bank modify the Program Documents or enter into another agreement with Sunlight or a third party with respect to the Program, then Sunlight shall pay all costs and expenses incurred by Bank in connection therewith, including, without limitation, legal travel and lodging and all Program Documents (including all fees and expenses of counsel to Bank related thereto).

(b)            ACH and Wire Costs. Without limiting the generality of Section 6.1, Sunlight is responsible for the costs associated with all ACH and wire transfers executed in connection with the Program.

Section 6.2      Taxes. Subject to Section 3.1(bb) above, each party shall be responsible for payment of any federal, state, or local taxes or assessments applicable to such party associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements applicable to such party related to this Agreement.

ARTICLE VII
TERM

Section 7.1      Unless terminated earlier in accordance with Article VIII, this Agreement shall have an initial term ending thirty (30) months after the First Restatement Date (the “Initial Term”) and shall automatically renew for successive terms of two (2) years (each, a “Renewal Term”) (collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either party provides written notice to the other party of its intent to not renew at least ninety (90) days prior to the end of the then-current Term.

Section 7.2      This Agreement shall automatically be terminated upon the termination of any other Program Document in accordance with its terms, provided that the termination of a Loan Sale Agreement shall not cause the termination of this Agreement in the event another Loan Sale Agreement remains in place.

Section 7.3      The termination of this Agreement shall not discharge any party from any obligation incurred prior to such termination.

Section 7.4      Upon termination of this Agreement, Sunlight shall purchase (or cause to be purchased) any Non-Portfolio Loans that have been funded by Bank under this Agreement that have not theretofore been purchased by Sunlight or another Loan Purchaser hereunder; provided that, the foregoing notwithstanding, all such Non-Portfolio Loans to be purchased by Sunlight pursuant to this Section 7.4 shall have been originated on a date that is more than three (3) Business Days prior to the date of purchase. To the extent any Non-Portfolio Loan under this Program is required to be purchased pursuant to this Section but shall not have been originated by Bank more than three (3) Business Days prior, except in the case of a termination of this Agreement pursuant to Section 8.1(a)(iv)(A) or (B) hereof, the term of this Agreement shall be extended solely as it relates to such Non-Portfolio Loan(s) until all such Non-Portfolio Loan(s) shall have been owned by Bank for the required period.

Section 7.5      The terms of this Article VII shall survive the expiration or earlier termination of this Agreement.

ARTICLE VIII
TERMINATION

Section 8.1      Termination.

(a)            Either party shall have the right to terminate this Agreement immediately upon written notice to the other party in any of the following circumstances (each a “Termination Event”):

(i)            the other party shall default in any material respect in the performance of any non-monetary, material obligation or undertaking under this Agreement, any other Program Document or any Solar Program Document and such default is not cured within thirty (30) days after written notice thereof has been given to such other party;

(ii)            the other party shall default in any monetary obligations or undertakings under this Agreement and such default is not cured within ten (10) days after written notice thereof has been given to such other party;

(iii)            any representation or warranty made by the other party in this Agreement is incorrect in any material respect and is not corrected within thirty (30) days after written notice thereof has been given to such other party;

(iv)            (A) Sunlight or Guarantor shall (I) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law (including provisions of the Bankruptcy Code, 11 U.S.C. 101 et seq.) now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its properties or assets, (II) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (III) cease to be solvent or make a general assignment for the benefit of creditors, (IV) fail generally, not be able or admit in writing its inability to pay its debts as they become due, or take any action in furtherance of, or indicating its consent to, or approval of or acquiescence in any of the foregoing, or (V) suffer the appointment of a conservator or receiver for its assets;

(B)            Bank shall (I) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law (including provisions of the Federal Deposit Insurance Act) now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its properties or assets, (II) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (III) cease to be solvent or make a general assignment for the benefit of creditors, (IV) fail generally, not be able or admit in writing its inability to pay its debts as they become due, or take any action in furtherance of, or indicating its consent to, or approval of or acquiescence in any of the foregoing, (V) suffer the appointment of a conservator or receiver for its assets or (VI) become severely undercapitalized as determined by the applicable Regulatory Authority; or

(v)            An “Event of Default” shall occur under the Term Loan Agreement or the Convertible Note Financing.

(b)            If (i) either party receives a communication from any Regulatory Authority having jurisdiction over such party, including any letter, directive or verbal submission of any kind from any such Regulatory Authority, requesting such party to discontinue its participation in the Program, or (ii) either party has received an opinion from nationally recognized legal counsel that the activities of either party under the Program or this Agreement violate Applicable Laws then (A) the party receiving such communication or legal advice shall, within five (5) Business Days after receipt thereof, notify the other party of such communication or legal advice, as applicable, to the extent permitted under Applicable Law, and (B) the parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Loan Documents that may be necessary to eliminate such result. If the parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Loan Documents within twenty (20) Business Days after the parties initially meet, either party may terminate this Agreement upon ten (10) days’ prior written notice to the other party. A party may suspend performance of its obligations under this Agreement or require the other party to suspend its performance of its obligations under this Agreement, upon providing the other party advance written notice, if any event described in clauses (i)-(ii) above occurs.

Section 8.2      Effect of Termination. Upon the termination of this Agreement, (a) Bank shall cease originating any new Loans, (b) Sunlight shall cease marketing the Program and arranging of new Borrowers, (c) each party shall immediately discontinue the use of the other party’s Marks, (d) all amounts due and owing hereunder shall become due and payable, including any amounts due under Section 6.1(a), and (e) either party shall have the right to terminate the Solar Loan Program Agreement. Notwithstanding any termination hereof, the terms and conditions of this Agreement shall survive such termination and remain in place and effective to govern the relationship between the parties solely for the purposes of purchases of Non-Portfolio Loans as provided herein, servicing any Loans of Bank existing on the termination date until such time as they are no longer owned by Bank, paying any compensation or expenses incurred prior to the termination date under Sections 5 and 6 and the matters provided for in Sections 3.2(d), 10.1, 10.2, 10.3, 10.4, 10.5, and 10.7.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1      Sunlight’s Representations and Warranties. Sunlight makes the following warranties and representations to Bank:

(a)            This Agreement is valid, binding and enforceable against Sunlight in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity), and Sunlight has received all necessary approvals and consents for the execution, delivery and performance by it of this Agreement.

(b)            Sunlight is duly organized, validly existing, and in good standing under the laws of the state of its organization and is authorized, registered and licensed to do business in each state in which the nature of its activities makes such authorization, registration or licensing necessary or required.

(c)            Sunlight has the full power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

(d)            The execution of this Agreement and the completion of all actions required or contemplated to be taken by Sunlight hereunder are within the ordinary course of Sunlight’s business and are not prohibited by Applicable Laws.

(e)            The provisions of this Agreement and the performance of each of its obligations hereunder do not conflict with Sunlight’s organizational or governing documents, or any material agreement, contract, lease, order or obligation to which Sunlight is a party or by which Sunlight is bound, including any exclusivity or other provisions of any other agreement to which Sunlight or any related entity is a party, and including any non-compete agreement or similar agreement limiting the right of Sunlight to engage in activities competitive with the business of any other party.

(f)            Sunlight has obtained all necessary licenses and approvals in all jurisdictions where the ownership or lease of its property and/or the conduct of its business, requires such qualification, licensing or approval and where the failure to be so qualified or to have such licenses and approvals would reasonably be expected to have a Material Adverse Effect.

(g)            No approval, authorization or other action by, or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by it of this Agreement or any other Program Document other than approvals and authorizations that have previously been obtained and filings which have previously been made or will be made before Sunlight commences doing business with Borrowers in a particular state.

(h)            All information which was heretofore furnished by it or on its behalf in writing to Sunlight for purposes of or in connection with this Agreement, any Program Document or any transaction contemplated hereby or thereby, when taken in light of all other information provided by Sunlight, is true and accurate in all material respects on and as of the date such information was furnished (except to the extent that such furnished information relates solely to an earlier date, in which case such information was true and accurate in all material respects on and as of such earlier date).

(i)            Except as licensed or otherwise permitted, Sunlight has not, and will not, use the Intellectual Property Rights, trade secrets or other confidential business information of any third party in connection with the development of the Program Materials and Advertising Materials or in carrying out its obligations or exercising its rights under this Agreement.

(j)            There is no action, suit, proceeding or investigation pending or, to the knowledge of Sunlight, threatened against Sunlight seeking a determination or ruling which, either in any one instance or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to Sunlight, or which would render invalid this Agreement or any Program Document, or asserting the invalidity of, or seeking to prevent the consummation of any of the transactions contemplated by, the Program Documents. No proceeding has been instituted against Sunlight seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for Sunlight or any substantial part of its property.

(k)            Neither Sunlight nor, to the best of Sunlight’s knowledge, any principal thereof has been or is the subject of any of the following:

(i)            Enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;

(ii)            Administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority, with the exception of routine communications from a Regulatory Authority concerning a consumer complaint and routine examinations of Sunlight conducted by a Regulatory Authority in the ordinary course of Sunlight’s business; or

(iii)            Restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Sunlight or any principal thereof.

For purposes of this Section 9.1(k) the word “principal” of Sunlight shall include (i) any person owning or controlling [TEXT REDACTED] or more of the voting power of Sunlight, (ii) any officer or director of Sunlight and (iii) any person actively participating in the control of Sunlight’s business.

(l)            Neither Sunlight, any of its Affiliates nor any of their respective officers, directors or members is a Person (or to Sunlight’s knowledge, is owned or controlled by a Person) that (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof; (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

(m)            Sunlight and each of its Affiliates is in compliance in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the Bank Secrecy Act (“BSA”) 31 U.S.C. § 5311 et seq. and Regulation X promulgated thereunder, the applicable sections of the PATRIOT Act and implementing regulations related to Know-Your-Customer (“KYC”) and Customer Identification Programs (“CIP”) (collectively, the “Anti-Money Laundering Laws”) and Anti-Corruption Laws. Without limiting the generality of the foregoing, to the extent required by the Anti-Money Laundering Laws or Anti-Corruption Laws, Sunlight has established an anti-money laundering compliance program that is in compliance, in all material respects, with the Anti-Money Laundering Laws and Anti-Corruption Laws.

(n)            Sunlight is in compliance with all Applicable Laws and agrees to maintain commercially reasonable policies and procedures in accordance with all Applicable Laws, including procedures relating to periodic training and on-going monitoring of Sunlight and its Third Party Service Providers.

(o)            Sunlight has a compliance management system in place suitably designed to ensure compliance with the terms of this Agreement, including the Program Guidelines and Applicable Laws.

(p)            Sunlight is solvent and does not believe, nor does it have any reason or cause to believe, that it cannot perform its obligations contained in this Agreement.

(q)            Sunlight is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and is not owned or controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r)            Sunlight is not a “money services business” as defined in 31 C.F.R. § 1010.100(ff).

(s)            Sunlight has in full force and effect insurance policies that satisfy the minimum requirements set forth in Schedule 9.1(s).

Section 9.2      Bank’s Representations and Warranties. Bank makes the following warranties and representations to Sunlight:

(a)            This Agreement constitutes a valid and binding obligation of Bank, enforceable against Bank in accordance with its terms except (i) to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(b)            Bank is an FDIC-insured New Jersey state-chartered bank, duly organized, validly existing, and in good standing under the laws of the State of New Jersey.

(c)            Bank has full corporate power and authority to execute, deliver and perform all of its obligations under this Agreement.

(d)            The execution of this Agreement and the completion of all actions required or contemplated to be taken by Bank hereunder are within the ordinary course of Bank’s business and are not prohibited by Applicable Laws.

(e)            The execution, delivery and performance of this Agreement have been duly authorized by Bank, and are not in conflict with and do not violate the terms of the charter or by-laws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party.

(f)            Bank has the authority to originate Loans on the Program Terms to the Borrowers who meet the minimum Credit Policy requirements established in the Program Guidelines, as contemplated hereunder.

(g)            Bank has the authority to originate Loans in each state in which Loans are originated under the Program.

(h)            OMITTED.

(i)            Neither Bank nor, to the best of Bank’s knowledge, any principal thereof has been or is the subject of any of the following, the result of which would cause Bank to be unable to perform its obligations hereunder:

(i)            Enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;

(ii)            Administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority; or

(iii)            Restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Bank or any principal thereof.

For purposes of this Section 9.2(i) the word “principal” of Bank shall include (i) any person owning or controlling [TEXT REDACTED] or more of the voting power of Bank, (ii) any officer or director and (iii) person actively participating in the control of Bank’s business.

(j)            Neither Bank, nor to the best of Bank’s knowledge, any of its Affiliates nor any of their respective officers or directors is a Person (or to Bank’s knowledge, is owned or controlled by a Person) that (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude.

(k)            Bank and each of its Affiliates is in compliance in all material respects with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. Without limiting the generality of the foregoing, to the extent required by the Anti-Money Laundering Laws or Anti-Corruption Laws, Bank has established an anti-money laundering compliance program that is in compliance, in all material respects, with the Anti-Money Laundering Laws and Anti-Corruption Laws.

(l)            Bank has in full force and effect insurance in such amounts and with such terms, as is customary and reasonably required in the conduct of its business.

Section 9.3      Sunlight’s Covenants. Sunlight hereby covenants and agrees as follows:

(a)            Information. Sunlight will furnish to Bank:

(i)            Annual Financial Statements. Within one-hundred and twenty (120) days (or one-hundred and fifty (150) days subject to Bank’s consent not to be unreasonably withheld or delayed) after the end of each of its fiscal years, copies of its annual audited financial statements certified by independent certified public accountants reasonably satisfactory to Bank and prepared on a consolidated basis in conformity with GAAP, together with a report of such firm expressing such firm’s opinion thereon, which, with respect to each fiscal year after 2022, shall not contain a “going concern” or like qualification or exception or any other qualifications or exceptions as to the scope of the audit, provided that this delivery requirement shall be satisfied if Sunlight makes such financial statements available at https://ir.sunlightfinancial.com.

(ii)            Quarterly Financial Statements. Within forty-five (45) days after the end of each of its fiscal quarters, copies of its unaudited consolidated balance sheet, income statement and related statements of operations and stockholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its chief financial officer, principal accounting officer, treasurer or controller as presenting fairly in all material respects its (and its consolidated Subsidiaries) financial condition and results of operations on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, provided that this delivery requirement shall be satisfied if Sunlight makes such financial statements available at https://ir.sunlightfinancial.com.

(iii)            Monthly Agings Report.  Within thirty (30) days after the end of each month, a report of executed by any of the chief executive officer, chief financial officer, general counsel, financial operations director and FP&A director of Sunlight in form and substance satisfactory to Bank setting forth (i) monthly accounts receivable agings, and (ii) such other reports as are requested by Bank in its commercially reasonable discretion.

(iv)            Monthly Cancellation Report.  Within thirty (30) days after the end of each month, a monthly report duly executed by any of the chief executive officer, chief financial officer, general counsel, financial operations director and FP&A director in form and substance satisfactory Bank setting forth the monthly average rates of Customer Cancellations for the twelve-month period most recently ended.

(v)            Operating Budget and Financial Projections.

(A)            Within sixty (60) days after the end of each fiscal year of Sunlight, and contemporaneously with any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Sunlight, and (B) annual financial projections for the following fiscal year (on a monthly basis), in each case as approved by the board of directors or the equivalent governing body of Sunlight, together with any related business forecasts used in the preparation of such annual financial projections; and

(B)            Within ten (10) Business Days after the end of each month, a projection model of Sunlight’s cash flows for the upcoming thirteen (13) week period, in form and level of detail reasonably satisfactory to Bank; provided that, the requirements in this Section 9.3(a)(v)(B) will be deemed satisfied if Sunlight complies with Section 5.3(c) of the Term Loan Agreement so long as the Obligations (as defined under the Term Loan Agreement) remain outstanding.

(vi)            [Reserved].

(vii)            Representations. Promptly upon having knowledge of same, notice that any representation or warranty set forth herein or in any other Program Document was incorrect at the time it was given or deemed to have been given, which failure or breach would reasonably be expected to materially and adversely affect Bank, together with a written notice setting forth in reasonable detail the nature of such facts and circumstances.

(viii)            Reportable Event. Promptly upon having knowledge of the occurrence of any Reportable Event with respect to any Pension Plan, notice of such Reportable Event.

(ix)            Proceedings. As soon as possible and in any event within three (3) Business Days after any of its executive officers receives notice or obtains knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy (of a material nature), litigation, action, suit or proceeding before any Governmental Authority, which, in the case of any of the foregoing, has had or would reasonably be expected to have a Material Adverse Effect on Sunlight.

(x)            Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in its reasonable judgment has had or would reasonably be expected to have a Material Adverse Effect with respect to Sunlight.

(xi)            Other. Promptly, from time to time, such information, documents or records or reports respecting the Program or the condition or operations, financial or otherwise, of Sunlight as Bank may from time to time reasonably request.

(b)            Notice of Termination Events. As soon as possible, after obtaining actual knowledge thereof, notify Bank of the occurrence of any Termination Event applicable to it.

(c)            [Reserved].

(d)            Compliance with Law. Sunlight shall comply with all Applicable Laws to which it and the Program are subject.

(e)            Preservation of Existence. Sunlight shall preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(f)            Taxes. Sunlight shall file and pay any and all material taxes applicable to Sunlight.

(g)            ERISA Matters. Sunlight shall not (i) engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) fail to satisfy the minimum funding standards under Section 302 of ERISA or Section 12 of the Code with respect to any Pension Plan, (iii) fail to make any payments to a Multiemployer Plan that it may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Pension Plan so as to result in any liability to it, or (v) permit to exist any occurrence of any Reportable Event with respect to any Pension Plan.

(h)            Total Systems Failure. Sunlight shall promptly notify Bank of any total systems failure and shall advise Bank of the estimated time required to remedy such total systems failure. Until a total systems failure is remedied, it shall (i) furnish to Bank such periodic status reports and other information relating to such total systems failure as Bank may reasonably request and (ii) promptly notify Bank if it believes that such total systems failure cannot be remedied by the estimated date, which notice shall include a description of the circumstances which gave rise to such delay and the action proposed to be taken in response thereto. It shall promptly notify Bank when a total systems failure has been remedied.

(i)            Modification of Systems. Sunlight agrees, as soon as practicable after the replacement or any material modification of any operating systems used to make any calculations or reports hereunder or under any other Program Document, to give notice of any such replacement or modification to Bank, to the extent such replacement or modification is likely to have a Material Adverse Effect.

(j)            Furnishing of Information. Sunlight will furnish to Bank, as soon as practicable after receiving a request therefor, such information with respect to the Program as Bank may reasonably request.

(k)            Mergers, Acquisitions, Sales, etc. Sunlight will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person (except that any Subsidiary of Sunlight can merge with and into Sunlight, provided that Sunlight is the surviving entity following such merger), unless:

(i)            Sunlight has delivered to Bank an officer’s certificate stating that such transaction complies with this subsection; and

(ii)            Sunlight shall have delivered prior written notice of such consolidation, merger, conveyance or transfer to Bank; and

(iii)            after giving effect thereto, no Termination Event or event that with notice or lapse of time, or both, would constitute a Termination Event shall have occurred.

Section 9.4      Guarantor Activities. Guarantor hereby covenants and agrees that it shall not acquire any material assets other than cash or Cash Equivalents (as defined in the Term Loan Agreement) in compliance with the terms of the Term Loan Agreement and the equity interests of each of its existing direct subsidiaries, and shall not engage in any activities or voluntarily incur any new liabilities other than incidental or reasonably related to the foregoing and otherwise in the ordinary course of business (including, without limitation, public holding company activities) consistent with past practice.

Section 9.5      Guaranty. Without limiting any obligation of any person arising under the Term Loan Agreement, Guarantor hereby irrevocably and unconditionally guarantees the due and punctual payment in full of all Sunlight’s obligations under the Program Documents and the Home Improvement Program Documents when and as the same shall become due (the “Guaranteed Obligations”). In furtherance of the foregoing, Guarantor hereby agrees that upon the failure of Sunlight or any other Person to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of Title 11 of the United States Code (the U.S. Bankruptcy Code) or any similar provision of any other debtor relief law), Guarantor will upon demand pay, or cause to be paid, in cash, to Bank, an amount equal to the sum of all Guaranteed Obligations then due as aforesaid. The provisions of Sections 13.3 through and including Section 13.11 under the Term Loan Agreement are incorporated herein by this reference and shall form a part of this Agreement as if fully set forth herein. Guarantor’s guaranty obligations hereunder shall survive any termination of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.1      Indemnification.

(a)            Indemnification by Sunlight. Except to the extent of any Losses which arise from the direct acts or omissions of Bank or an Affiliate of Bank, Sunlight shall be liable to and shall indemnify and hold harmless Bank and its directors, officers, employees, agents and Affiliates and permitted assigns from and against any and all Losses arising out of (i) any failure of Sunlight or any of its Third Party Service Providers to comply with any of the terms and conditions of this Agreement or any other Program Document (without giving effect to any qualification as to materiality or Sunlight’s knowledge or lack thereof in such term or condition, (ii) the inaccuracy of any representation or warranty made by Sunlight or any of its Third Party Service Providers herein or any other Program Document (without giving effect to any qualification as to materiality or Sunlight’s knowledge or lack thereof in such term or condition, (iii) any infringement or alleged infringement by Sunlight or by any of its Third Party Service Providers of any Marks of Bank, or the use thereof hereunder or any infringement or misappropriation or alleged infringement or misappropriation of any Intellectual Property Rights including without limitation any Third Party Intellectual Property Rights arising from any use of the Sunlight Platform, (iv) a failure of Sunlight or any of its Third Party Service Providers to comply, in respect of its obligations in connection with the Program hereunder, with any Applicable Laws whether immaterial or material, regardless of whether such failure to comply would constitute a breach of a representation, warranty or covenant of Sunlight hereunder or in the Program Documents, (v) any Third Party Claim that a Loan Document, the Program Materials, the Advertising Materials, any other Program Document or any other aspect of the Program violates any Applicable Law (whether material or immaterial, (vi) any claims asserted by a Borrower in connection with the Program or any Program Document, including, but not limited to, all claims under any insurance policy as well any claims arising from a change in a Third Party Service Provider, (vii) any Information Security Incident (viii) the negligence, bad faith or willful misconduct of Sunlight or (ix) any Loan made as a result of fraudulent information submitted by a Borrower. In connection with Sunlight’s indemnification obligations hereunder, Sunlight agrees that the primary responsibility for compliance with Applicable Laws with respect to the Program, each Loan made thereunder and each Program Document, including without limitation the origination and servicing of Loans, lies with Sunlight regardless of Bank’s opportunity to review or correct Sunlight’s acts or omissions that lead to any noncompliance with Applicable Laws or breach of this Agreement or any other Program Document, and that notwithstanding any liability that Bank may have for its own failure to so comply (including without limitation for any violation by Bank of any state or federal banking law applicable to Bank’s operations or its performance under this Agreement), Sunlight shall indemnify Bank for all Losses incurred by Bank in connection with its participation in the Program or being a party to any Program Document.

Sunlight represents and warrants that, in order to facilitate Bank’s assessment of Sunlight’s capacity to honor its indemnification obligations under this Agreement, it has provided Bank with accurate information related to its business activities, insurance coverage, and legal liabilities. Furthermore, Sunlight agrees to promptly notify Bank of any event or occurrence that would reasonably be expected to impair Sunlight’s capacity to honor its indemnification obligations under this Agreement.

(b)            Indemnification by Bank. Except to the extent of any Losses which arise from any act or omission of Sunlight or an Affiliate of Sunlight, Bank shall be liable to and shall indemnify and hold harmless Sunlight and its officers, directors, employees, agents and Affiliates and permitted assigns, from and against any Losses arising out of (i) Bank’s breach of any of the terms and conditions of this Agreement or any Program Document or (ii) Bank’s willful misconduct or intentional non-compliance with Applicable Laws in respect of its obligations in connection with the Program hereunder.

(c)            Notice of Claims. In the event any Third Party Claim is made, any suit or action is commenced or any knowledge of a state of facts that, if not corrected, would give rise to a right of indemnification of a party hereunder (“Indemnified party”) by the other party (“Indemnifying party”) is received, the Indemnified party will give notice to the Indemnifying party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying party to file a timely answer to the complaint. The Indemnified party shall make available to the Indemnifying party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified party relating to any Third Party Claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other (at the expense of the party requesting assistance) in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

(d)            Defense and Counsel. Subject to the terms hereof, the Indemnifying party shall have the right to assume the defense of any suit, claim, action or proceeding. In the event that the Indemnifying party elects to defend any suit, claim or proceeding, then the Indemnifying party shall notify the Indemnified party within ten (10) days of having been notified pursuant to this Section 10.1 that the Indemnifying party elects to employ counsel and assume the defense of any such claim, suit, action or proceeding. The Indemnifying party shall institute and maintain any such defense diligently and reasonably and shall keep the Indemnified party fully advised of the status thereof The Indemnified party shall have the right to employ its own counsel if the Indemnified party so elects but the fees and expense of such counsel shall be at the Indemnified party’s expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying party at the Indemnifying party’s expense; (ii) such Indemnified party shall have reasonably concluded that the interests of such parties are conflicting such that it would be inappropriate for the same counsel to represent both parties or shall have reasonably concluded that the ability of the parties to prevail in the defense of any claim are improved if separate counsel represents the Indemnified party (in which case the Indemnifying party shall not have the right to direct the defense of such action on behalf of the Indemnified party), and in either of such events such reasonable fees and expenses shall be borne by the Indemnifying party; (iii) the Indemnified party shall have reasonably concluded that it is necessary to institute separate litigation, whether in the same or another court, in order to defend the claims asserted against it; (iv) the Indemnified party reasonably concludes that the ability of the parties to prevail in the defense of any claim is materially improved if separate counsel represents the Indemnified party; and (v) the Indemnifying party shall not have employed counsel reasonably acceptable to the Indemnified party to take charge of the defense of such action after electing to assume the defense thereof. In the event that the Indemnifying party elects not to assume the defense of any suit, claim, action or proceeding, then the Indemnified party shall do so and the Indemnifying party shall pay for, or reimburse Indemnified party, as the Indemnified party shall elect, all Losses of the Indemnified party.

(e)            Settlement of Claims. The Indemnifying party shall have the right to compromise and settle any suit, claim or proceeding in the name of the Indemnified party; provided, however, that the Indemnifying party shall not compromise or settle a suit, claim or proceeding (i) unless it indemnifies the Indemnified party for all Losses arising out of or relating thereto and (ii) with respect to any suit, claim or proceeding which seeks any non-monetary relief, without the consent of the Indemnified party, which consent shall not unreasonably be withheld. The Indemnifying party shall not be permitted to make any admission of guilt on behalf of the Indemnified party. Any final judgment or decree entered on or in, any claim, suit or action which the Indemnifying party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying party as fully as if the Indemnifying party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. The Indemnifying party shall be subrogated to any claims or rights of the Indemnified party as against any other Persons with respect to any amount paid by the Indemnifying party under this Section 10.1(e).

(f)            Indemnification Payments. Amounts owing under Section 10.1 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such Losses.

Section 10.2      Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OR LOST PROFITS (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THE PROGRAM DOCUMENTS; PROVIDED, HOWEVER, THAT NOTIFICATION RELATED COSTS SHALL NOT BE DEEMED INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES.

Section 10.3      Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW §5-1401, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Each party hereto hereby irrevocably submits to the jurisdiction of any New York State or federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state courts or, to the extent permitted by law, in such federal courts. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment not subject to further appeal, in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.4      Confidential Information.

(a)            In performing their obligations pursuant to this Agreement, either party may disclose to the other party, either directly or indirectly, in writing, orally or by intangible objects (including, without limitation, documents), certain confidential or proprietary information including, without limitation, the names and addresses of a party’s customers, marketing plans and objectives, research and test results, any information disclosed by Sunlight under Section 3.1(y) hereto and other information that is confidential and the property of the party disclosing the information (“Confidential Information”). The parties agree that the term Confidential Information shall include (a) the Program Documents, the Program Guidelines and the Program Materials, as the same may be amended and modified from time to time, (b) Customer Information, (c) business information (including products and services, employee information, business models, know-how, strategies, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas), (d) the terms of Dealer Agreements, and (e) technical information including software, source code, documentation, algorithms, models, developments, inventions, processes, ideas, designs, drawings, hardware configuration, and technical specifications, including, but not limited to, computer terminal specifications, the source code developed from such specifications.

(b)            Bank and Sunlight agree that the other party’s Confidential Information shall be used by each party solely in the performance of its obligations under the Program Documents.

(c)            Each party (including, without limitation, their respective Affiliates, officers, directors, counsel, representatives, employees, advisors, accountants, auditors or agents (“Representatives”)) shall receive Confidential Information in confidence and shall not, without the prior written consent of the disclosing party, disclose any Confidential Information of the disclosing party; provided, however, that there shall be no obligation on the part of the parties to maintain in confidence any Confidential Information disclosed to it by the other which (i) is generally known to the trade or the public at the time of such disclosure, (ii) becomes generally known to the trade or the public subsequent to the time of such disclosure, but not as a result of disclosure by the other in violation of this Agreement, (iii) is legally received by either party or any of its respective Representatives from a third party on a non-confidential basis provided that to such party’s knowledge such third party is not prohibited from disclosing such information to the receiving party by a contractual, legal or fiduciary obligation to the other party, its Representatives or another party, or (iv) was or hereafter is independently developed by either party or any of its Representatives without using Confidential Information or in violation of its obligations under this Agreement.

(d)            The parties agree that the disclosing party owns all rights, title and interest in and to its Confidential Information, and that the party receiving the Confidential Information will not reverse-engineer any software or other materials embodying the Confidential Information. The parties acknowledge that Confidential Information is being provided for limited use internally, and the receiving party agrees to use the Confidential Information only in accordance with the terms and conditions of this Agreement.

(e)            Notwithstanding the foregoing, however, disclosure of the Confidential Information may be made if, and to the extent, requested or required by law, rule, regulation, interrogatory, request for information or documents, court order, subpoena, administrative proceeding, inspection, audit, civil investigatory demand, or any similar legal process without liability and, except as required by the following sentence, without notice to the other party. In the event that the receiving party or any of its Representatives receives a demand or request to disclose all or any part of the disclosing party’s Confidential Information under the terms of a subpoena or order issued by a court of competent jurisdiction or under a civil investigative demand or similar process, (i) to the extent practicable and permitted, the receiving party agrees to promptly notify the disclosing party of the existence, terms and circumstances surrounding such a demand or request and (ii) if the receiving party or its applicable Representative is compelled to disclose all or a portion of the disclosing party’s Confidential Information, the receiving party or its applicable Representative may disclose that Confidential Information that its counsel advises that it is compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information that is being so disclosed.

(f)            Each party represents and covenants that it will protect the Confidential Information of the other party in accordance with prudent business practices and will use the same degree of care to protect the other party’s Confidential Information that it uses to protect its own confidential information of a similar type. Except as expressly provided herein, no right or license whatsoever is granted with respect to the Confidential Information or otherwise.

Section 10.5      Privacy Law Compliance; Security Breach Disclosure. In addition to the requirements of Section 10.4, each party agrees that it shall obtain, use, retain and share Customer Information in strict compliance with all applicable state and federal laws and regulations concerning the privacy and confidentiality of such information, including the requirements of the federal Gramm-Leach-Bliley Act of 1999, its implementing regulations and Bank’s Privacy Notice. Neither party shall disclose or use personally identifiable Customer Information other than (a) to carry out the purposes for which such information has been disclosed to it hereunder, (b) in connection with a sale or financing of the related Loans, or (c) in connection with a merger, consolidation, sale of business or similar transaction Further, subject to Section 10.20, Sunlight shall by written contract require any Third Party Service Providers to maintain the confidentiality of said information in a similar fashion.

Sunlight shall immediately notify Bank in writing of any actual or reasonably suspected unauthorized access to or acquisition, use, disclosure, modification or destruction of any Customer Information (“Information Security Incident”) of which Sunlight becomes aware, but in no case later than twenty-four (24) hours after it becomes aware of the Information Security Incident. Such notice shall summarize in reasonable detail the effect on Bank, if known, of the Information Security Incident and the corrective action taken or to be taken by Sunlight. Sunlight shall promptly take all necessary and advisable corrective actions, and shall cooperate fully with Bank in all reasonable and lawful efforts to prevent, mitigate or rectify such Information Security Incident. Sunlight shall (i) investigate such Information Security Incident and perform a root cause analysis thereon; (ii) remediate the effects of such Information Security Incident; and (iii) provide Bank with such assurances as Bank shall reasonably request that such Information Security Incident is not likely to recur. Except to the extent otherwise required by Applicable Law, the content of any filings, communications, notices, press releases or reports related to any Information Security Incident must be approved by Bank prior to any publication or communication thereof.

Upon the occurrence of an Information Security Incident involving Customer Information in the possession, custody or control of Sunlight or for which Sunlight is otherwise responsible, Sunlight shall reimburse Bank on demand for all reasonable documented out-of-pocket costs incurred by Bank arising out of or in connection with such Information Security Incident, including but not limited to: (i) preparation and mailing or other transmission of notifications or other communications to consumers, employees or others as Bank reasonably deems appropriate; (ii) establishment of a call center or other communications procedures in response to such Information Security Incident (e.g., customer service FAQs, talking points and training); (iii) public relations and other similar crisis management services; (iv) legal, consulting, forensic expert and accounting fees and expenses associated with Bank’s investigation of and response to such incident; and (v) costs for commercially reasonable credit reporting and monitoring services that are associated with legally required notifications or are advisable under the circumstances (“Notification Related Costs”).

In addition, Sunlight agrees that it will not make any material changes to its security procedures and requirements affecting the performance of its obligations hereunder which would materially lessen the security of its operations or materially reduce the confidentiality of any databases and information maintained with respect to Bank, Borrowers, and Loan Applicants without the prior written consent of Bank.

Each party agrees and represents to the other that, subject to Section 10.20, it and each of its Third Party Service Providers have, or will have prior to the receipt of any Confidential Information or Customer Information, designed and implemented an information security program that will comply in all material respects with the applicable requirements set forth in 12 C.F.R. Part 332 (Privacy of Consumer Financial Information), 12 C.F.R. Part 364 (including the Interagency Guidelines Establishing Information Security Standards found at Appendix B to Part 364), and 16 C.F.R Part 314 (the “CAN-SPAM Rule”), all as amended, supplemented and/or interpreted in writing by Regulatory Authorities and all other Applicable Law.

Section 10.6      Force Majeure. In the event that either party fails to perform its obligations under the Program Documents in whole or in part as a consequence of events beyond its reasonable control (including, without limitation, acts of God, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, terrorist acts, nuclear disaster or riot), such failure to perform shall not be considered a breach of the Program Documents during the period of such disability. In the event of any force majeure occurrence as set forth in this Section 10.6, the disabled party shall use its best efforts to meet its obligations as set forth in the Program Documents. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part.

Section 10.7      Regulatory Examinations and Financial Information. Both parties agree to use all commercially reasonable efforts to cooperate with any examination that may be required by a Regulatory Authority having jurisdiction over the other party, during regular business hours and upon reasonable prior notice, and to otherwise reasonably cooperate with the other party in responding to such Regulatory Authority’s examination and requests related to the Program.

Upon reasonable prior notice from the other party, the parties agree to submit to an inspection or audit of their books, records, accounts, and facilities related to the Program, from time to time, during regular business hours subject to the duty of confidentiality each party owes to its customers and banking secrecy and confidentiality requirements otherwise applicable to each party under the Program Documents or under Applicable Laws. All expenses of inspection shall be assumed by the party conducting such inspection or audit. Sunlight shall store all documentation and electronic data related to its performance under this Agreement and shall make such documentation and data available during any inspection or audit by Bank or its agents. Sunlight shall report to Bank regarding the performance of its obligations and duties, with such reasonable frequency and in such reasonable manner as mutually agreed by the parties.

Section 10.8      Relationship of Parties; No Authority to Bind. Bank and Sunlight agree they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, Bank and Sunlight to be treated as partners, joint venturers or otherwise as joint associates for profit. Sunlight understands and agrees that Sunlight’s name shall not appear on any Loan Document as a maker of a Loan and that Bank shall be responsible for all decisions to make or provide a Loan. Bank shall not have any authority or control over any of the property interests or employees of Sunlight. Without limitation of the foregoing, Bank and Sunlight intend, and they agree to undertake such action as may be necessary or advisable to ensure, that: (a) the Program complies with federal-law guidelines regarding outsourcing of bank-related activities, installment loans, bank supervision and control and safety and soundness procedures; (b) Bank is the lender under applicable federal-law standards and is authorized to export its home-state interest rates and matters material to the rate under 12 U. S.C.A. § 1831d; and (c) all activities related to the marketing and origination of a loan are made by or on behalf of Bank as disclosed principal for any relevant regulatory, agency law and contract-law purposes.

Section 10.9      Severability. In the event that any part of this Agreement is finally ruled by a court, Regulatory Authority or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent. In addition, if the operation of the Program or the compliance by a party with its obligations set forth herein causes or results in a violation of an Applicable Law, the parties agree to negotiate in good faith to modify the Program or this Agreement as necessary in order to permit the parties to continue the Program in full compliance with Applicable Laws.

Section 10.10      Successors and Third parties. This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the parties hereto and their successors and assigns. The rights and benefits hereunder are specific to the parties and shall not be delegated or assigned without the prior written consent of the other party. Nothing in this Agreement is intended to create or grant any right, privilege or other benefit to or for any person or entity other than the parties hereto.

Section 10.11      Notices. All notices and other communications under this Agreement shall be in writing or sent by email and shall be deemed to have been duly given when delivered in person, by email, by express or overnight mail delivered by a nationally recognized courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows (or at such other address of which the notifying party hereafter receives notice in conformity with this Section 10.11:

To Bank:                                   Cross River Bank

2115 Linwood Avenue

Fort Lee, New Jersey 07666

Attention: [TEXT REDACTED]

Telephone: [TEXT REDACTED]

Facsimile No.: [TEXT REDACTED]

Email: [TEXT REDACTED]

To Sunlight:                             Sunlight Financial LLC

101 N. Tryon Street, Suite 900

Charlotte, NC 28246

Attention: [TEXT REDACTED]

Telephone: [TEXT REDACTED]

Email: [TEXT REDACTED]

with a copy (which shall not constitute notice) to:

Locke Lord LLP

Brookfield Place, 200 Vesey Street

20th Floor

New York, NY 10281-2101

Attention: [TEXT REDACTED]

Email: [TEXT REDACTED]

and to:

Locke Lord LLP

111 South Wacker Drive

Chicago, IL 60606

Attention: [TEXT REDACTED]

Email: [TEXT REDACTED]

Section 10.12      Waiver; Amendments. The delay or failure of either party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of any right of that party. All waivers must be in writing and signed by the party waiving the term, provision or right. Alterations, modifications or amendments of a provision of this Agreement, including all exhibits and schedules attached hereto, shall not be binding and shall be void unless such alteration, modification or amendment is in writing and signed by authorized representatives of Sunlight and Bank.

Section 10.13      Counterparts. This Agreement may be executed and delivered by the parties hereto in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement and signature pages may be transmitted between them by electronic mail and that PDF signatures may constitute original signatures and that a PDF signature page containing the signature (PDF or original) is binding upon the parties.

Section 10.14      Further Assurances. From time to time, each party will execute and deliver to the other such additional documents and will provide such additional information as such other party may reasonably require to carry out the terms of this Agreement.

Section 10.15      Entire Agreement. The Program Documents, including this Agreement and its schedules and exhibits (all of which schedules and exhibits are hereby incorporated into this Agreement) and the documents executed and delivered pursuant hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements between the parties hereto with respect to the subject matter hereof or thereof, except where survival of prior written agreements is expressly provided for herein.

Section 10.16      Referrals. Each party represents that it has not agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other party for any commission, finder’s fee or like payment.

Section 10.17      Interpretation. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.

Section 10.18      PATRIOT Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. Sunlight agrees that it will provide Bank such information as it may request, from time to time, in order for Bank to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account.

Section 10.19      Headings. Captions and headings in this Agreement are for convenience only, and are not deemed part of this Agreement.

Section 10.20      Sunlight Covenants and Representations Related to Third Party Service Providers. Sunlight shall continually monitor its Third Party Service Providers to ensure that no action by a Third Party Service Provider will cause a default by Sunlight under this Agreement. Upon discovery of any action by a Third Party Service Provider that may cause a default by Sunlight under this Agreement, Sunlight shall promptly send written notice of the same to Bank and shall use its best efforts to ensure that such Third Party Service Provider takes such corrective measures as may be necessary to cure such default. Anything in this Agreement to the contrary notwithstanding, provided that Sunlight has complied with the foregoing, Sunlight shall not be deemed in default hereunder for a failure to cause a Third Party Service Provider to act or not act in a specific way if such action or failure to act will not reasonably cause a default by Sunlight of its other obligations hereunder.

Section 10.21      Survival. The terms of Sections 4.3(h), 4.3(i), 4.4, 8.2 (Effect of Termination), Section 9.1 (Sunlight’s Representations and Warranties) and 9.2 (Bank’s Representations and Warranties) and this Article X (Miscellaneous) shall survive the termination or expiration of this Agreement.

Section 10.21      Set-Off. (a) Sunlight hereby grants to Bank a Lien and a right of setoff as security for all Sunlight’s obligations to Bank under the Program Documents, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them, and other obligations owing to Bank or any such entity. At any time after the occurrence and during the continuance of a Termination Event, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Sunlight under the Program Documents even though unmatured and regardless of the adequacy of any other collateral securing such obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES SUNLIGHT’S OBLIGATIONS UNDER THE PROGRAM DOCUMENTS, PRIOR TO EXERCISING ITS RIGHT OF SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF SUNLIGHT, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Except as set forth in clause (a) above, or otherwise as mutually agreed to in writing by Sunlight and Bank, neither party shall have any right of set-off, recoupment, counterclaim, or other similar right with respect to any payments made by the other party to such party pursuant to this Agreement or any other Program Document.

Section 10.22      Waiver of Existing Defaults. Bank waives all defaults known by Bank to be existing as of the Effective Date. Bank’s rights and remedies under the Old Agreement with respect to any defaults existing as of the Effective Date which are not waived pursuant to the immediately preceding sentence will continue and survive the Effective Date. Sunlight represents and warrants to Bank that Sunlight has disclosed to Bank all defaults existing under the Old Agreement of which Sunlight has knowledge as of the Effective Date.

Section 10.23      Security Interest. Sunlight’s obligations under the Program Documents are secured by the Collateral (as defined in the Term Loan Agreement) and constitute Secured Obligations (as defined in the Term Loan Agreement). Upon any Termination Event with respect to Sunlight or a Guarantor, Bank shall have the rights and remedies in respect of the Collateral as provided in the Term Loan Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

CROSS RIVER BANK

/s/ Gilles Gade
By:	Gilles Gade
Title:	CEO & President

/s/ Arlen Gelbard
By:	Arlen W. Gelbard
Title:	EVP & General Counsel

[Signature to Second A&R HI LPA]

SUNLIGHT FINANCIAL LLC

/s/ Rodney Yoder
By:	Rodney Yoder
Title:	Chief Financial Officer

SL FINANCIAL HOLDINGS INC.

/s/ Rodney Yoder
By:	Rodney Yoder
Title:	Chief Financial Officer

[Signature to Second A&R HI LPA]

EXHIBIT A

Program Terms

[TEXT REDACTED]

Exhibit A-1

EXHIBIT B

Credit Policy and Underwriting Requirements

As attached hereto and as supplemented or amended from time to time in accordance with this Agreement.

Exhibit B-1

EXHIBIT C

Compliance Guidelines

[TEXT REDACTED]

Exhibit C-1

EXHIBIT D

Charge Off Guidelines

[TEXT REDACTED]

Exhibit D-1

EXHIBIT E

Retained Loan Allocation Method

[TEXT REDACTED]

Exhibit E-1

EXHIBIT F

Schedule of Sunlight Products

The Regular Loan Products

Exhibit F-1

Schedule 3.1(k)

Reporting Data Fields

[TEXT REDACTED]

Schedule 3.1(k)-1

Schedule 3.1(n)

Sunlight Audit and Monitoring Program

[TEXT REDACTED]

Schedule 3.1(n)-1

Schedule 9.1(s)

INSURANCE

Coverage	Limit
Business Owners Policy
• Hired and Non-Owned Auto	[TEXT REDACTED]
• General/Products Liability	[TEXT REDACTED]
• Property	[TEXT REDACTED]
• Business Income	[TEXT REDACTED]
• Umbrella	[TEXT REDACTED]
Workers’ Compensation	[TEXT REDACTED]
Specialty Insurance	[TEXT REDACTED]
• D&O	[TEXT REDACTED]
• EPL	[TEXT REDACTED]
Cyber Insurance	[TEXT REDACTED]
Fidelity Bond	[TEXT REDACTED]
Professional Liability	[TEXT REDACTED]
Excess Liability	[TEXT REDACTED]

Schedule 9.1(s)-1